Exhibit 10.16
Certain confidential information contained in this document, marked by [*], has been omitted because the registrant has determined that the information (i) is not material and (ii) is the type of information that the registrant treats as private or confidential.
COLLABORATION AGREEMENT
BY AND BETWEEN
COINBASE GLOBAL, INC.
AND
CIRCLE INTERNET FINANCIAL, LLC
DATED AS OF
August 18, 2023

TABLE OF CONTENTS
CONTENTS
    Page
1. Definitions and Interpretation    1
2. Relationship Framework    12
2.1 Executive Lead Sponsors    12
2.2 Senior Executive Leads    12
2.3 Meetings; Failure to Attend    12
2.4 Dispute Escalation Procedure    13
3. Term and Termination    14
3.1 Initial Term    14
3.2 Renewals; Failure to Meet Threshold Criteria    14
3.3 Changes in Applicable Law    18
3.4 Survival    20
4. Economics; Retention and Payments    21
4.1 Adjustments to Payment Base    21
4.2 Calculations; Payments    22
4.3 Issuer Retention    23
4.4 Party Product Economics    24
4.5 Ecosystem Stablecoin Economics    26
5. Capital Requirements    27
5.1 Determination of Capital Requirements    27
5.2 Reserves Base Shortfall    28
5.3 Cost of Capital Requirement; Changes in Capital Requirements    28
6. Launch of New Stablecoins    29
6.1 Right to Launch    29
6.2 Circle Right of First Refusal    29
6.3 Launch Period    29
6.4 Election to Treat New Stablecoin as an Applicable Stablecoin    30
6.5 EURC    30
6.6 Transfer of Licensed Marks    30
7. Additional Covenants    31
7.1 Proxy Addresses    31
7.2 Multsig Keys    31
7.3 Marketing Plan    31
7.4 Release of Source Code    31
7.5 Payments under Prior Agreements    31
7.6 Mint and Redemption Access    32
7.7 Additional Obligations    32

7.8 Limitation on Damages    32
8. Confidential Information    32
8.1 Confidential Information Defined    32
8.2 Restrictions    33
8.3 Permitted Disclosures    33
8.4 Non-Disclosure Agreement    34
9. Representations, Warranties and Disclaimers    34
9.1 Mutual Representations and Warranties    34
10. Limitation of Liability; Indemnity    35
10.1 Limitation on Damages    35
10.2 No Limitations on Other Agreements    35
10.3 Indemnification    36
11. Taxes    36
11.1 Withholding    36
11.2 Cooperation    37
11.3 Tax Matters    38
12. Miscellaneous Provisions    38
12.1 Force Majeure    38
12.2 Governing Law; Dispute Resolution    38
12.3 Notices    39
12.4 Waiver    40
12.5 Entire Agreement; Amendments    40
12.6 Assignments, Successors    40
12.7 Third Party Rights    41
12.8 Severability    41
12.9 Availability of Equitable Relief    41
12.10 Remedies Cumulative    42
12.11 No Joint Venture    42
12.12 Counterparts    42
12.13 Expenses    42
12.14 Press Releases; Public Announcements    42
12.15 Non-Circumvention    43
12.16 Reservation of Rights    43
12.17 Interpretation    43
    2

COLLABORATION AGREEMENT
This COLLABORATION AGREEMENT (this “Agreement”), dated as of August 18, 2023 (the “Effective Date”), is by and between Coinbase Global, Inc., a Delaware corporation (“Coinbase”), and Circle Internet Financial, LLC, a Delaware limited liability company (“Circle”). Coinbase and Circle are sometimes referred to herein individually as, a “Party” and collectively as, the “Parties.”
WHEREAS, Coinbase Technologies, Inc. (“Coinbase Technologies”), an Affiliate of Coinbase, and Circle had previously formed Centre Consortium, LLC, a Delaware limited liability company (“Centre”) to develop the network and operations of USDC (as defined below);
WHEREAS, the Parties and Affiliates thereof have entered into that certain Transaction Agreement dated as of the date hereof (the “Transaction Agreement”), pursuant to which Coinbase Technologies transferred its interests in Centre to Circle;
WHEREAS, Coinbase, Inc. and Circle have entered into that certain Intellectual Property License Agreement dated as of the date hereof (the “IP License Agreement”); and
WHEREAS, the Parties now desire to enter into this Agreement for the purpose of agreeing on certain terms related to USDC and other potential future Stablecoins (as defined below).
NOW THEREFORE, in consideration of the premises and mutual promises set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
1. Definitions and Interpretation.
As used in this Agreement, the following terms have the following meanings unless the context otherwise requires (such meanings to be equally applicable to both the singular and plural forms of the terms defined).
“Accountant” has the meaning set forth in Section 4.4(b).
“Active Address” means, with respect to a given Party and a given calendar day, a blockchain address from which at least one On-Chain Transaction has been initiated and at least one Active Client Event has occurred in a self-custody wallet provided by such Party or its Affiliates (with respect to Coinbase, and by way of example only, Coinbase Wallet). Such blockchain address shall remain an Active Address for such Party until such calendar day as an On-Chain Transaction is initiated from such address and an Active Client Event did not occur in a self-custody wallet provided by such Party or its Affiliates. Notwithstanding the foregoing, if an On-Chain Transaction is initiated from a blockchain address and Active Client Events occurred in self-custody wallets from both Parties (or their Affiliates) on the same calendar day, such address shall not constitute an Active Address for either Party on such calendar day and will continue to not be an Active Address for either Party until such calendar day as at least one On-Chain Transaction is initiated from such address and at least one Active Client Event has occurred in a self-custody wallet provided by one Party or its Affiliates and no Active Client Events have occurred in a self-custody wallet provided by the other Party or its Affiliates. For the sake of clarity, the list of Active Addresses as of the Effective Date may include blockchain addresses from which at least one On-Chain Transaction has been initiated and at least one Active Client Event has occurred in a self-custody wallet provided by such Party or its Affiliates on a calendar day prior to the Effective Date.
“Active Client Event” means, with respect to a self-custody wallet provided by a Party or its Affiliates, any transaction initiated from such wallet that results in the generation of blockchain network fees (whether characterized as protocol fees, gas or otherwise).
“Adverse Impact Under Law” has the meaning set forth in Section 3.3(a).
“Affected Party Notice” has the meaning set forth in Section 3.3(a).

“Affiliate” means, with respect to any Person at any time, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person at such time. A Person shall be deemed to “Control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Agreement Payment” has the meaning set forth in Section 11.1(a).
“Applicable Law” means, with respect to any Person, any and all (a) laws, ordinances, or regulations, (b) codes, standards, rules, requirements, orders, guidance or criteria issued under any laws, ordinances or regulations, (c) rules of an SRO (including the rules of any securities exchange or equivalent) and (d) any and all judgments, orders, writs, directives, authorizations, rulings, decisions, injunctions, decrees, assessments, settlement agreements, or awards of any Governmental Authority, in each case applicable to such Person or its business or properties. For the sake of clarity, Applicable Law shall not include any terms or conditions of any settlement agreement, consent order, or other similar voluntary commitment that is made without the other Party’s express written consent that require or authorize a Party to materially breach the Transaction Documents or otherwise materially impair a Party’s rights under the Transaction Documents.
“Applicable Month” means each calendar month during the Term; provided that the first Applicable Month shall begin on August 1, 2023, and end on the last day of the calendar month in which the Effective Date occurs, and the last Applicable Month shall end on the last day of the Term subject to the survival periods set forth herein.
“Applicable Shortfall Amount” has the meaning set forth in Section 4.1(a).
“Applicable Stablecoin” means USDC and any New Stablecoin that a Party elects to be treated as an Applicable Stablecoin hereunder by written notice pursuant to Section 6.4.
“Business Day” means any day except (a) a Saturday or a Sunday or (b) any other day on which commercial banking institutions in the State of New York are authorized or directed by Applicable Law to close.
“Capital Reserve” has the meaning set forth in Section 5.1.
“Centre IP Dispute” has the meaning set forth in Section 12.2(c).
“Chain” means a distributed digital ledger that records computationally verified transactions or other data and acts as a separate digital ecosystem, but which may be connected via a bridging protocol to other distributed digital ledgers that record computationally verified transactions or other data.
“Claim” means any legal, administrative or arbitration action, suit, complaint, charge, hearing, or Proceeding, in each case instituted by a Person that is not Party to this Agreement or an Affiliate of a Party.
“Collaboration Payment” means, with respect to any Applicable Stablecoin and any Applicable Month, the sum of (a) the Party Product Economics Amount payable to the relevant Reseller Party as calculated pursuant to Section 4.4, and (b) the Ecosystem Economics Amount allocable to the relevant Reseller Party pursuant to Section 4.5(b).
“Company Threshold” means that the applicable Party, together with its Affiliates, has provided resources and actively contributed to public policy and regulatory activities that encourage mainstream adoption of a relevant Applicable Stablecoin (by way of example only, engaging in discussions with legislators regarding such Applicable Stablecoin).
“Confidential Information” has the meaning set forth in Section 8.1.
“Confidentiality Agreement” has the meaning set forth in Section 8.4.

“Cost of Capital Requirement” has the meaning set forth in Section 5.3.
“Covered Source Code” means, with respect to an Applicable Stablecoin, the Smart Contract source code or scripts deployed by the applicable Issuer Party on a Chain for implementing such Applicable Stablecoin on such Chain.
“CR Signal” has the meaning set forth in Section 5.1.
“Daily Circulation” means, with respect to any Applicable Stablecoin and a given calendar day, the total amount of Applicable Stablecoins of such type in circulation, as calculated by the Issuer Party at 11:59 pm UTC with respect to such day in accordance with the procedures described on Exhibit 1 (as may be updated from time to time by mutual written agreement of the Parties).
“Daily Payment Base” means, with respect to any Applicable Stablecoin and any calendar day in a given Applicable Month, the total interest or dividend income and realized gains or losses accrued on such day in respect of the Reserves Base and Capital Reserves on such calendar day, less the total documented portfolio management fees (such as asset management and custody fees, but for the avoidance of doubt, not the Issuer Party’s or its Affiliates’ internal or overhead costs) charged by non-Affiliated third parties in connection with the management of the Reserves Base and Capital Reserves during the Applicable Month divided by the number of days in such Applicable Month.
“Daily Party Product Economics Amount” has the meaning set forth in Section 4.4(a).
“Determination Date” means the date which is ninety (90) days prior to the expiration of the then-current Term.
“Dispute” has the meaning set forth in Section 2.4(a).
“Dispute Escalation Procedure” means the process set forth in Section 2.4.
“Ecosystem Participant” has the meaning set forth in Section 4.5(a).
“Ecosystem Participant Restriction Period” means, with respect to a given Applicable Stablecoin, the first twelve (12) months of a Product Threshold Cure Period or Reseller Threshold Cure Period, as applicable with respect to such Applicable Stablecoin; provided, that if (i) an Ecosystem Participant Restriction Period is already in effect with respect to an Applicable Stablecoin due to the Reseller Party’s failure to meet either the Product Threshold or the Reseller Threshold for such Applicable Stablecoin and (ii) the Reseller Party subsequently fails to meet the Threshold Criteria that it had previously met during the Ecosystem Participant Restriction Period then in effect, such that it has failed to meet all Threshold Criteria for such Applicable Stablecoin, the twelve (12) month Ecosystem Participant Restriction Period shall not reset and shall end on the twelve (12) month anniversary of the commencement of such Ecosystem Participant Restriction Period.
“Ecosystem Stablecoins” has the meaning set forth in Section 4.5(a).
“Effective Date” has the meaning set forth in the Preamble.
“Entity” has the meaning set forth in Section 11.3.
“EURC” means the Euro Stablecoin marketed under the EURC Mark together with all predecessor Stablecoins (including, without limitation, EUROC and Euro Coin) and Successor Stablecoins thereto.
“Executive Lead Sponsor” has the meaning set forth in Section 2.1.
“Existing Agreements” has the meaning set forth in Section 7.5.
“Final Order” means a final and non-appealable Order.

“Force Majeure Event” means any action, event or occurrence outside the reasonable control of the Party in question, including any riot, strike, other labor dispute, insurrection, terrorism, fire, severe weather, other act of God, shortages of materials, rationing, internet failure or other delay in receiving data, pandemic, epidemic, explosion, war, acts of public enemies, blockade, embargo or power failure. Notwithstanding the foregoing, under no circumstances will a bank failure or lack of solvency or liquidity constitute a Force Majeure Event hereunder.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any regulatory agency, body or authority, any supra-national authority and any SRO (including, in each case, any branch, department or official thereof).
“Gross Payment Base” has the meaning set forth in Section 4.1(b).
“Gross-Up Payment” has the meaning set forth in Section 11.1(b).
“Included Balance” for a given calendar day means, with respect to an Applicable Stablecoin and an applicable Active Address, the number of such Applicable Stablecoins held at such Active Address, calculated as of 11:59 pm UTC on such calendar day.
“Initial Payment Base” has the meaning set forth in Section 4.1(a).
“Initial Term” has the meaning set forth in Section 3.1.
“Initial WACC” has the meaning set forth in Section 5.3.
“Intellectual Property Rights” means all inventions (whether or not subject to protection under patent laws), works of authorship and other expressions fixed in any tangible or electronic medium (whether or not subject to protection under copyright laws), moral rights, trademarks, trade names, trade dress, trade secrets, publicity rights, know-how, and all other subject matter subject to protection under patent, copyright, moral right, trademark, trade secret or other laws, including, all new or useful art, configurations, documentation, methodologies, best practices, operations, routines, combinations, discoveries, formulae, technical developments, artwork, software, programming, applets, scripts, designs, or other business processes, in each case, together with all rights therein or thereto.
“IP License Agreement” has the meaning set forth in the Recitals.
“IP Transfer” has the meaning set forth in Section 3.3(d).
“Issuer Party” means the Party that issues (or whose Affiliate issues) an Applicable Stablecoin. As of the Effective Date, Circle is the Issuer Party with respect to USDC and EURC.
“Issuer Retention” has the meaning set forth in Section 4.3(a).
“Layer 2 Protocol” means a protocol or network that operates in connection with a Chain and adds functionality or scalability.
“Launch Date” means, with respect to any New Stablecoin, the date on which such New Stablecoin is available for use by the general public in the country in which the relevant fiat currency underlying such New Stablecoin is issued or any country in which the relevant fiat currency is used as such country’s official currency.
“Launch Date Notice” means, with respect to any New Stablecoin, written notice provided by the prospective Issuer Party with respect to such New Stablecoin in accordance with Section 6.3 to the other Party not later than three (3) months prior to the anticipated Launch Date for such New Stablecoin, notifying such other Party of the anticipated Launch Date for such New Stablecoin.
“Launch Period” has the meaning set forth in Section 6.3.
“Licensed Marks” has the meaning given to such term in the Intellectual Property License Agreement, by and between Coinbase, Inc. and Circle Internet Financial, LLC, dated as of the date hereof.

“Losses” means any and all losses, penalties, fines, costs, damages (and any interest due thereon), liabilities, amounts paid in settlements and offsets and any reasonable out-of-pocket costs, expenses and attorneys’ fees, including any of the foregoing incurred in connection with the investigation, response to and defense or settlement of a claim against or in respect of which indemnification is provided hereunder (including any such reasonable costs, expenses and attorneys’ fees incurred in enforcing a Party’s right to indemnification against or with respect to any appeal) and penalties and interest.
“Lowest Risk Tier” means, with respect to the Capital Reserve required for any Applicable Stablecoin, (a) if only one Governmental Authority has jurisdiction over such Applicable Stablecoin, the lowest risk tier set forth by such Governmental Authority, and (b) if more than one Governmental Authority has competent jurisdiction over such Applicable Stablecoin, the highest of the lowest risk tiers set forth by such Governmental Authorities. Notwithstanding the foregoing, (i) if the existence of this Agreement or a Party’s compliance with this Agreement result in the Issuer Party being subject to a higher risk tier, then the Lowest Risk Tier shall be deemed to be that higher risk tier and (ii) if a risk tier is designated by a Governmental Authority by reference to the Reserve Base (or the Permitted Investments in which they are held), the Lowest Risk Tier shall be deemed to be the highest of the risk tiers designated under the foregoing clauses (a), (b), or (i) and the risk tier designated by virtue of the Reserve Base being comprised of Permitted Investments.
“Marketing Plan” has the meaning set forth in Section 7.5.
“Marks” means any registered or unregistered trademarks, service marks, logos, slogans, trade dress and other designations of source or origin, domain names, uniform adaptations, derivations and combinations thereof, and together with the goodwill associated with or symbolized by any of the foregoing.
“Master Services Agreement” means, in the case of Circle as the Issuer Party, that certain Master Services Agreement, by and among Coinbase, Inc. and Circle, dated as of the date hereof, or in the case of Coinbase as the Issuer Party, the agreement referenced in Section 7.6 of this Agreement.
“Mediator” has the meaning set forth in Section 3.3(c).
“Mint” means the creation by the Issuer Party of an Applicable Stablecoin token in exchange for the relevant fiat currency.
“Multisig Keys” has the meaning set forth in Section 7.3.
“Net Payment Base” has the meaning set forth in Section 4.1(c).
“New Stablecoin” has the meaning set forth in Section 6.1.
“New Stablecoin Notice” has the meaning set forth in Section 6.1.
“New Stablecoin Start Date” has the meaning set forth in Section 6.3.
“New Stablecoin Product Threshold” means, with respect to any New Stablecoin, each of the following criteria:
(a) The applicable Party, together with its Affiliates, supports such New Stablecoin for use by its customers on at least three (3) Chains or Layer 2 Protocols in aggregate (provided, that while the Issuer Party does not support Minting of such New Stablecoin on a minimum of three (3) Chains or Layer 2 Protocols in aggregate, the Reseller Party shall only be required to support such New Stablecoin on the aggregate number of Chains or Layer 2 Protocols on which the Issuer Party supports the Minting of such New Stablecoin);
(b) The applicable Party, together with its Affiliates, offers at least two (2) products or services in which such New Stablecoin can be used (by way of example only, including such New Stablecoin in one or more trading pairs on an exchange or providing payments (send and receive) in such New Stablecoin, remittances, lending, allowing customers to custody such New Stablecoin, and with respect to Coinbase, spend such New Stablecoin on

Coinbase Card or Coinbase Commerce, or use such New Stablecoin in Coinbase Wallet, Coinbase Rewards, BASE, Coinbase Pay and Coinbase Prime); and

(c) such New Stablecoin is discoverable (i.e., can be found and is available) in one or more of the applicable Party’s or its Affiliates’ product offerings.
“OKRs” has the meaning set forth in Section 2.2.
“On-Chain Transaction” means a transaction in Applicable Stablecoins initiated through a self-custody wallet and that has been verified to the blockchain by miners or validators.
“Order” means, with respect to an Applicable Stablecoin, any order, agreement, directive, judgment, decision, decree, injunction, ruling, settlement agreement, stipulation, writ or assessment of any Governmental Authority, excluding: (i) any of the foregoing expressly sought by a Party hereto (by way of example only, a declaratory judgment or regulatory assessment sought by a Party) and (ii) any terms or conditions of any settlement agreement, consent order, or other similar voluntary commitment that is made without the other Party’s express written consent that require or authorize a Party to materially breach the Transaction Documents or otherwise materially impair a Party’s rights under the Transaction Documents.
“Parties” has the meaning set forth in the Preamble.
“Party Product Economics Amount” has the meaning set forth in Section 4.4(a).
“Party Product Percentage” has the meaning set forth in Section 4.4(a).
“Party Product Stablecoins” means, with respect to either Party, any Applicable Stablecoin and a given calendar day in an Applicable Month: (i) Applicable Stablecoins of such type held in such Party’s fully custodial products and services (with respect to Coinbase, and by way of example only, Coinbase Retail, Coinbase Prime, Coinbase Exchange and Coinbase Custody, and with respect to Circle, and by way of example only, Circle accounts), (ii) Applicable Stablecoins of such type held in such Party’s managed wallet services (with respect to Coinbase, and by way of example only, web3 wallet in the Coinbase Retail app, Coinbase Wallet-as-a-Service and Coinbase Prime Web3 Wallet, and with respect to Circle, and by way of example only, Cybavo Vaults, Circle Custody, Cybavo Wallet SDK, Cybavo Vault X, Cybavo Cashflow manager, and Programmable Wallets), which, for the avoidance of doubt, shall not include such Applicable Stablecoins locked in protocol Smart Contracts and (iii) the Included Balance of Applicable Stablecoins of such type held at Active Addresses with respect to such Party, in each case of (i) through (iii), at 11:59pm UTC on such calendar day. With respect to each enumerated example of the Party’s respective products set forth in the parentheticals of clauses (i) and (ii) of the preceding sentence, such references refer to such products in their respective iterations as of the Effective Date.
“Party Product Stablecoin Data” has the meaning set forth in Section 4.4(b).
“Payee” has the meaning set forth in Section 11.1(a).
“Payment Base” means, with respect to any Applicable Stablecoin and any Applicable Month, the sum of the Daily Payment Base for such Applicable Stablecoin for each calendar day in such Applicable Month.
“Payor” has the meaning set forth in Section 11.1(a).
“Payor Withholding Tax Action” has the meaning set forth in Section 11.1(b).
“Permissive License” has the meaning set forth in Section 7.4.
“Permitted Investments” means, with respect to the Reserves Base of an Applicable Stablecoin, any investments permitted by Applicable Law, which for the purposes of this definition as applied to the Reserve Base of USDC, until such time as there is a change in law or regulation, shall include Sections 2.a and 2.b of the advisory New York State Department of Financial Services (DFS) June 8, 2022 Guidance on the Issuance of U.S. Dollar-

Backed Stablecoins, except that requirements to use a DFS approved custodian and any other limitations tied to DFS approvals, or DFS approved requirements, caps or restrictions under 2.a or 2.b of such advisory will not apply.
“Person” means a natural person, partnership, domestic or foreign limited partnership, domestic or foreign limited liability company, trust, estate, association, corporation, other legal Entity, or Governmental Authority.
“Proceeding” means any legal, administrative or arbitration action, suit, complaint, charge, hearing, inquiry, investigation or proceeding.
“Product Threshold” means, with respect to USDC, each of the following criteria, and with respect to any New Stablecoin that becomes an Applicable Stablecoin, the New Stablecoin Product Threshold:
(a) The applicable Party, together with its Affiliates, supports such Applicable Stablecoin for use by its customers on a minimum of [*] Chains or Layer 2 Protocols in aggregate (provided that while the Issuer Party does not support Minting of such Applicable Stablecoin on a minimum of [*] Chains or Layer 2 Protocols in aggregate, the Reseller Party shall only be required to support such Applicable Stablecoin on the aggregate number of Chains or Layer 2 Protocols on which the Issuer Party supports Minting of such Applicable Stablecoin);
(b) The applicable Party, together with its Affiliates, offers at least [*] products or services in which such Applicable Stablecoin can be used (by way of example only, including such Applicable Stablecoin in one or more trading pairs on an exchange or providing payments (send and receive) in such Applicable Stablecoin, remittances, lending, allowing customers to custody such Applicable Stablecoin, and with respect to Coinbase, spend such Applicable Stablecoin on Coinbase Card or Coinbase Commerce, or use such Applicable Stablecoin in Coinbase Wallet,Coinbase Rewards, BASE, Coinbase Pay and Coinbase Prime); and

(c) Such Applicable Stablecoin is discoverable (i.e., can be found and is available) in one or more of the applicable Party’s or its Affiliates’ product offerings.

Notwithstanding the foregoing, the Product Threshold shall not apply with respect to an Applicable Stablecoin during any period in which the Issuer Party has ceased or suspended Minting or Redemption of such Applicable Stablecoin.
“Product Threshold Cure Period” has the meaning set forth in Section 3.2(c)(iii).
“Product Threshold Exclusion Notice” has the meaning set forth in Section 3.2(c)(i).
“Product Threshold Re-Entry Notice” has the meaning set forth in Section 3.2(c)(iii).
“Proxy Address” means, with respect to USDC or EURC, and a given Chain, the block address on such Chain at which the proxy contracts that implement USDC or EURC, as applicable, for that Chain are deployed. The Proxy Addresses shall be listed on Schedule B, which shall be updated by the Parties from time to time in accordance with Section 7.1 and to reflect the Proxy Addresses of new Applicable Stablecoins.
“Redemption” means the redemption of an Applicable Stablecoin in exchange for the related fiat currency.
“Renewal Term” has the meaning set forth in Section 3.1.
“Representatives” means, with respect to any Person, such Person’s Affiliates, and its and their directors, officers, employees, attorneys, accountants or other professional service providers, and/or agents.
“Reseller Party” means, with respect to an Applicable Stablecoin, the Party that is not (and whose Affiliates are not) the Issuer Party. As of the Effective Date, Coinbase is the Reseller Party with respect to USDC and EURC.
“Reseller Party Notice” has the meaning set forth in Section 3.3.
“Reseller Threshold” means, with respect to any Applicable Stablecoin, that the applicable Reseller Party, together with its Affiliates, throughout the Term (after the applicable Launch Date with respect to any New Stablecoin) allows end users to buy and sell such Applicable Stablecoin on at least one of its platforms in exchange for the corresponding fiat currency for such Applicable Stablecoin in the jurisdictions in which such fiat currency is issued (or, in the case of EURC, within at least [*] of Germany, France, Spain, the Netherlands, Italy, Belgium, Ireland and Denmark); provided that while the Issuer Party does not Mint an Applicable Stablecoin in the jurisdiction in which the related fiat currency is issued (or, in the case of EURC, within at least [*] of Germany, France, Spain, the Netherlands, Italy, Belgium, Ireland and Denmark) for any reason, such requirement shall not apply to the Reseller Party with respect to such Applicable Stablecoin. Notwithstanding the foregoing, the Reseller Threshold shall not apply with respect to an Applicable Stablecoin during any period in which the Issuer Party has ceased or suspended Minting or Redemption of such Applicable Stablecoin.
“Reseller Threshold Cure Period” has the meaning set forth in Section 3.2(d)(iii).
“Reseller Threshold Exclusion Notice” has the meaning set forth in Section 3.2(d)(i).
“Reseller Threshold Re-Entry Notice” has the meaning set forth in Section 3.2(d)(iii).
“Reserves Base” means the total reserves held for the benefit of holders of any Applicable Stablecoin, which reserves back the total amount of then-issued and outstanding Applicable Stablecoins of such type in circulation on a one-to-one basis at all times.
“Residual Payment Base” has the meaning set forth in Section 4.1(d).
“Restructuring Period” has the meaning set forth in Section 3.3(c).
“Section 3.3 Notice” has the meaning set forth in Section 3.3(c).
“Senior Executive Lead” has the meaning set forth in Section 2.2.
“Smart Contract” means a distributed protocol that follows pre-defined rules to enforce or self-execute agreed-upon obligations automatically and without the involvement of any third party.
“SRO” means a non-governmental entity that has been granted executive, legislative, judicial, regulatory or administrative functions pertaining to government (including any stock exchange with authority over a Person pursuant to the listing of such Person’s securities).
“Stablecoin” means a cryptocurrency that is pegged to a specific underlying fiat currency and for which the issuer maintains at least one-to-one reserves such that each coin is fully backed by and redeemable for one unit of the underlying fiat currency.
“Stablecoin ROFR Notice” has the meaning set forth in Section 6.2.
“Successor Stablecoin” means a Stablecoin that is implemented through a proxy contract deployed at a Proxy Address.
“Tax” or “Taxes” means taxes, levies, imposes, duties, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.
“Taxing Authority” means any domestic or foreign Governmental Authority responsible for the imposition, collection or administration of any Tax or Tax Return.
“Tax Return(s)” means any return, report, information return or other document (including any related or supporting information and any amendment to any of the foregoing) filed or required to be filed with any Taxing Authority with respect to Taxes.
“Total Shortfall Amount” means, with respect to a given Applicable Stablecoin and an Applicable Month, the sum of: (a) the carried forward portion of the prior Applicable Month’s Total Shortfall Amount (as described in

Section 4.1(b)), if any, (b) the Applicable Shortfall Amount for that Applicable Month, and (c) interest accrued on (a) and (b) at an annual rate equal to the WACC, calculated daily and compounded monthly.
“Term” has the meaning set forth in Section 3.1.
“Threshold Criteria” means the Product Threshold, the Reseller Threshold and the Company Threshold.
“Transaction Agreement” has the meaning set forth in the Recitals.
“Transaction Documents” means this Agreement, the Transaction Agreement and all agreements attached as exhibits thereto (including the Master Services Agreement and the IP License Agreement).
“USDC” means the United States Dollar Stablecoin marketed using the USDC Mark and all Successor Stablecoins thereto.
“WACC” has the meaning set forth in Section 5.3.
“Withholding Certificate” has the meaning set forth in Section 11.1(a).
“Withholding Taxes” has the meaning set forth in Section 11.1(a).
2. Relationship Framework.
2.1 Executive Lead Sponsors. Each Party will appoint its respective chief financial officer, or the chief financial officer of its ultimate parent, as the ultimate relationship owner with respect to this Agreement and the arrangements of the Parties with respect to Applicable Stablecoins (each, an “Executive Lead Sponsor”). The Executive Lead Sponsors will meet (a) at least once per year (in-person, if practicable) to review and evaluate the state of the Parties’ collaboration and OKRs, growth and investment opportunities and (b) on an as-needed basis, to resolve conflicts referred to the Executive Lead Sponsors via the Dispute Escalation Procedure, if applicable, in each case relating to Applicable Stablecoins. The initial Executive Lead Sponsors are [*] for Circle, and [*] for Coinbase. Each Party will promptly notify the other in writing of a change in its Executive Lead Sponsor.
2.2 Senior Executive Leads. Additionally, each Party will appoint one senior functional team leader to manage the relationship and ensure the Parties are building together and maximizing the opportunity for Applicable Stablecoins (each, a “Senior Executive Lead”). The Senior Executive Leads will meet at least quarterly (in-person, if practicable) to (a) set parameters and guidelines with respect to all public communications by the Parties and their Affiliates regarding Applicable Stablecoins, with the goal of increased transparency, collaboration and cooperation, (b) set objectives and key results for the Parties’ collaboration with respect to Applicable Stablecoins (“OKRs”), (c) review and evaluate the state of the collaboration, OKRs, growth and investment opportunities, (d) discuss the product roadmap, marketing plan and roadmap, and third-party collaboration roadmap, with the goal of ensuring connectivity between all the relevant stakeholders of each Party, (e) review and update the Marketing Plan, and (f) collaborate in good faith to determine how best to grow issuances of Ecosystem Stablecoins (as further described in Section 4.5), and will meet on an as-needed basis to resolve conflicts via the Dispute Escalation Procedure. The initial Senior Executive Leads are [*] for Circle, and [*] for Coinbase. Either Party may change its Senior Executive Lead by providing written notice of the change to the other Party.
2.3 Meetings; Failure to Attend.
(a)Other Representatives of a Party involved in a Party’s business related to Applicable Stablecoins may attend meetings of the Executive Lead Sponsors and Senior Executive Leads by invitation, and each Party shall use commercially reasonable efforts to ensure the attendance of any Representative of such Party requested by an Executive Lead Sponsor or Senior Executive Partner of the other Party.
(b)For the avoidance of doubt, the frequency and content of meetings between the Parties’ respective Executive Lead Sponsors and Senior Executive Leads shall not be a basis for either Party to claim a material breach of this Agreement unless a Party fails to use good faith efforts to attend such meetings and such failure to attend meetings is excessive and repeated. For purposes of the foregoing sentence, “excessive and repeated” means (i) with respect to annual meetings of the Executive Lead Sponsors, a failure to attend such meetings for two (2) consecutive years, and (ii) with respect to quarterly meetings of the Senior Executive Leads, a failure to attend such meetings for four (4) consecutive quarters.
2.4 Dispute Escalation Procedure.
(a)The Parties shall use good faith and commercially reasonable efforts to resolve any and all disputes, controversies, conflicts and claims (each, a “Dispute”) arising out of, relating to or in connection with this Agreement, or any transactions contemplated hereby, the performance or non-performance of the obligations set forth herein, or the asserted breach hereof (including any questions regarding the existence, validity, interpretation, enforceability or termination of any right or obligation), in the first instance by negotiation and consultation between the Parties’ operational representatives. If the Dispute cannot be resolved through good faith negotiations, any Party’s operational representative may provide written notice of the Dispute to the Senior Executive Leads.
(b)If the Senior Executive Leads are unable to resolve a Dispute within fifteen (15) days of such Dispute being referred to the Senior Executive Leads in writing, either Senior Executive Lead may escalate such Dispute to the Executive Lead Sponsors by providing written notice of such escalation to the Executive Lead Sponsors. Each Party shall use commercially reasonable efforts to cause its Executive Lead Sponsor to attempt in good faith to resolve such dispute by negotiation and consultation for a thirty (30) day period commencing on the day on which written notice of escalation is provided. If the Executive Lead Sponsors are unable to resolve the Dispute within such thirty (30) day period, such Dispute shall be resolved in accordance with the provisions set forth in Section 12.2 or the other applicable provision of this Agreement.
(c)At any stage of the process set forth in this Section 2.4, either Party may request mediation of the relevant Dispute by providing to the other Party a notice containing a demand for mediation, setting forth the subject of the Dispute and the relief requested. The Parties will cooperate in good faith with one another in selecting an independent third party mediator and in scheduling the mediation proceedings. The mediation proceedings will be held at a suitable site in New York City, New York, unless the Parties mutually agree on a different location (including remote proceedings via video conference). The Parties agree that they will participate in the mediation in good faith and that they will share equally in mediation costs. All offers, promises, conduct, and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator, are confidential, privileged and inadmissible for any purpose, including impeachment, in any other proceeding involving the Parties; provided that evidence that is otherwise admissible or discoverable will not be rendered inadmissible or non-discoverable as a result of its use in the mediation.
(d)Notwithstanding any demand for mediation, either Party may proceed to litigation as set forth in Section 12.2 if the Dispute is not resolved within forty-five (45) days from the date the initial notice of Dispute is delivered pursuant to Section 2.4(a). For clarity, the Dispute Escalation Procedure described in this Section 2.4 is not intended to and shall not apply to any claim arising out of any other agreement between the Parties (including, without limitation, the Master Services Agreement), or any claim for injunctive relief, specific performance, a temporary restraining order or other emergency equitable relief, or any other equitable relief.
3. Term and Termination.
3.1 Initial Term. The initial term (the “Initial Term”) of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years. The Parties may agree to renew the Agreement for additional periods (each a “Renewal Term,” and collectively and together with the Initial Term, the “Term”), and this Agreement shall automatically renew for additional three (3) year Renewal Terms in the circumstances described in Section 3.2.

3.2 Renewals; Failure to Meet Threshold Criteria.
(a)Renewals. During the three (3) month period preceding the Determination Date with respect to the end of the Initial Term or any Renewal Term, the Parties will discuss in good faith whether any modifications to this Agreement are warranted. If the Parties do not agree on the terms for such renewal by the applicable Determination Date, then if the Threshold Criteria for an Applicable Stablecoin have been met with respect to each Party as of the Determination Date, this Agreement shall automatically renew with respect to such Applicable Stablecoin for an additional three (3) year Renewal Term.
(b)Threshold Criteria. If the Threshold Criteria have not been met in their entirety for an Applicable Stablecoin by the Reseller Party, and the Parties do not reach mutual agreement with respect to renewal of this Agreement upon the expiration of the then-current Term with respect to such Applicable Stablecoin, then Sections 3.2(c), 3.2(d) and 3.4 shall apply. For the avoidance of doubt, if the Threshold Criteria have not been met in their entirety for an Applicable Stablecoin by the Issuer Party with respect to such Applicable Stablecoin, any termination of this Agreement with respect to such Applicable Stablecoin upon expiration of the then-current Term will be at the Reseller Party’s election in its sole discretion.
(c)Failure to Meet Product Threshold.
(i)During any Renewal Term, subject to Section 3.2(c)(ii) below, the Issuer Party may elect to exclude the Party Product Economics Amount from the Collaboration Payment with respect to any Applicable Stablecoin by written notice to the Reseller Party (a “Product Threshold Exclusion Notice”) if the Reseller Party (i) has failed to meet the Product Threshold with respect to such Applicable Stablecoin and does not cure such failure within sixty (60) days of receiving notice thereof, or (ii) has failed to meet the Product Threshold with respect to such Applicable Stablecoin more than three (3) times during any rolling twelve (12) month period and received notice of each such failure and was given an opportunity to cure each such failure in accordance with clause (i), in each case of (i) and (ii), unless such failure is solely caused by a Force Majeure Event, or by technological downtime or system outages (for the sake of clarity, where such downtime or outage was outside of the Reseller Party’s reasonable control, or, if such downtime or outage was intentional, solely to the extent such downtime or outage is for routine or emergency maintenance or for the purpose of system upgrades). For the sake of clarity, exclusion of the Party Product Economics Amount will not affect the remainder of this Agreement (including such Reseller Party’s right to receive its Ecosystem Economics Amount).
(ii)The Reseller Party shall remain entitled to receive the Party Product Economics Amount pursuant to Section 4 for such Applicable Stablecoin following delivery of a Product Threshold Exclusion Notice for the lesser of (x) twelve (12) months following the Product Threshold Exclusion Notice and (y) if the Party Product Economics Amount was re-started for the relevant Applicable Stablecoin pursuant to the prior delivery of a Product Threshold Re-Entry Notice, the number of days between the prior Product Threshold Re-Entry Notice and the current Product Threshold Exclusion Notice for such Applicable Stablecoin.
(iii)If, within five (5) years following a Product Threshold Exclusion Notice for an Applicable Stablecoin (the “Product Threshold Cure Period”), the Reseller Party satisfies the Product Threshold with respect to such Applicable Stablecoin (and reasonably believes in good faith that it can continue to do so on an ongoing basis), the Reseller Party may issue a notice of re-entry to the Issuer Party (the “Product Threshold Re-Entry Notice”), in which case the Collaboration Payment shall include the Reseller Party’s Party Product Economics Amount, effective from the date the validly issued Product Threshold Re-Entry Notice was received by the Issuer Party in accordance with Section 12.3 and thereafter on a going-forward basis in accordance with the terms of this Agreement. If the Reseller Party does not deliver a Product Threshold Re-Entry Notice during the Product Threshold Cure Period with respect to the relevant Applicable Stablecoin, the Reseller Party shall have no further right to receive its Party Product Economics Amount with respect to such Applicable Stablecoin. The Product Threshold Cure Period is a

cumulative cure period and does not reset for each Product Threshold Exclusion Notice. Accordingly, following each Product Threshold Re-Entry Notice, the Product Threshold Cure Period for subsequent Product Threshold Exclusion Notices will be reduced by the period of time between the date of the Product Threshold Exclusion Notice for which such Product Threshold Re-Entry Notice was delivered, and the date of such Product Threshold Re-Entry Notice.
(iv)Subject to the terms of Section 4 hereof (or as mutually agreed in writing otherwise), the Issuer Party with respect to an Applicable Stablecoin shall not, during the Product Threshold Cure Period, enter into a distribution or other form of collaboration agreement with one or more other Ecosystem Participants, solely with respect to the relevant Applicable Stablecoin, without the written consent (which consent, if requested after the end of the Ecosystem Participant Restriction Period shall not be unreasonably withheld, conditioned or delayed) of the Reseller Party; provided, that if a Product Threshold Re-Entry Notice is validly issued pursuant to clause (ii) above, (x) the Reseller Party shall be entitled to its Party Product Economics Amount without any deduction for payments to any such Ecosystem Participant(s), and (y) such Ecosystem Participant(s) shall not be entitled to more than [*] of the Net Payment Base with respect to such Applicable Stablecoin after distribution of the Issuer Retention (i.e., no less than [*] of the Net Payment Base shall remain available after taking into account the participation of all such Ecosystem Participants in the aggregate with respect to such Applicable Stablecoin).
(d)Failure to Meet Reseller Threshold.
(i)During any Renewal Term, subject to Section 3.2(d)(ii) below, the Issuer Party may elect to exclude the Ecosystem Economics Amount from the Collaboration Payment with respect to any Applicable Stablecoin by written notice to the Reseller Party (a “Reseller Threshold Exclusion Notice”) if the Reseller Party: (i) has failed to meet the Reseller Threshold with respect to such Applicable Stablecoin and does not cure such failure within ninety (90) days of receiving notice thereof, or (ii) has failed to meet the Reseller Threshold with respect to such Applicable Stablecoin more than three (3) times during any rolling twelve (12) month period and received notice of each such failure and was given an opportunity to cure each such failure in accordance with clause (i), in each case of (i) and (ii), unless such failure is solely caused by a Force Majeure Event, or by technological downtime or system outages (for the sake of clarity, where such downtime or outage was outside of the Reseller Party’s reasonable control, or, if such downtime or outage was intentional, solely to the extent such downtime or outage is for routine or emergency maintenance or for the purpose of system upgrades). For the sake of clarity, termination of the Reseller Party’s right to receive the Ecosystem Economics Amount will not affect the remainder of this Agreement (including such Reseller Party’s right to receive its Party Product Economics Amount).
(ii)The Reseller Party shall remain entitled to receive the Ecosystem Economics Amount pursuant to Section 4 for such Applicable Stablecoin following the delivery of a Reseller Threshold Exclusion Notice for the lesser of (x) twelve (12) months following the Reseller Threshold Exclusion Notice and (y) if the Ecosystem Economics Amount was re-started for the relevant Applicable Stablecoin pursuant to the prior delivery of a Reseller Threshold Re-Entry Notice, the number of days between the prior Reseller Threshold Re-Entry Notice and the current Reseller Threshold Exclusion Notice for such Applicable Stablecoin.
(iii)If, within five (5) years following such Reseller Threshold Exclusion Notice (the “Reseller Threshold Cure Period”), the Reseller Party satisfies the Reseller Threshold with respect to such Applicable Stablecoin (and reasonably believes in good faith that it can continue to do so on an ongoing basis), the Reseller Party may issue a notice of re-entry to the Issuer Party (the “Reseller Threshold Re-Entry Notice”), in which case the Collaboration Payment shall include the Reseller Party’s Ecosystem Economics Amount, effective from the date the validly issued Reseller Threshold Re-Entry Notice was received by the Issuer Party in accordance with Section 12.3 and thereafter on a going forward basis in accordance with the terms of this Agreement. If the Reseller

Party does not deliver a Reseller Threshold Re-Entry Notice during the Reseller Threshold Cure Period with respect to the relevant Applicable Stablecoin, the Reseller Party shall have no further right to receive its Ecosystem Economics Amount with respect to such Applicable Stablecoin. The Reseller Threshold Cure Period is a cumulative cure period and does not reset for each Reseller Threshold Exclusion Notice. Accordingly, following each Reseller Threshold Re-Entry Notice, the Reseller Threshold Cure Period for subsequent Reseller Threshold Exclusion Notices will be reduced by the period of time between the date of the Reseller Threshold Exclusion Notice for which such Reseller Threshold Re-Entry Notice was delivered, and the date of such Reseller Threshold Re-Entry Notice.
(iv)The Issuer Party with respect to an Applicable Stablecoin shall not, during the Reseller Threshold Cure Period, enter into a distribution or other form of collaboration agreement with another Ecosystem Participant, with respect to the relevant Applicable Stablecoin, without the written consent (which consent, if requested after the end of the Ecosystem Participant Restriction Period, shall not be unreasonably withheld, conditioned or delayed) of the Reseller Party; provided, that if a Reseller Threshold Re-Entry Notice is validly issued pursuant to clause (ii) above, (x) the Reseller Party shall be entitled to its Ecosystem Economics Amount without any deduction for payments to any such Ecosystem Participant(s), and (y) such Ecosystem Participant(s) shall not be entitled to more than [*] of the Net Payment Base with respect to such Applicable Stablecoin after distribution of the Issuer Retention (i.e., no less than [*] of the Net Payment Base shall remain available after taking into account the participation of all such Ecosystem Participants in the aggregate with respect to such Applicable Stablecoin).
(e)Notwithstanding anything in this Agreement to the contrary, except where the Issuer Party terminates or suspends performance under the Master Services Agreement pursuant to Sections 10(d)(ii), (iii)(2), (iv) or (v) of the Master Services Agreement, the Reseller Party shall be deemed to have met the Product Threshold and the Reseller Threshold during any period in which the Issuer Party and its Affiliates are not providing any service pursuant to the Master Services Agreement.
(f)If there is a dispute regarding whether a Party has met the Threshold Criteria with respect to any Applicable Stablecoin, such dispute shall be resolved in accordance with the Dispute Escalation Procedure.
(g)This Agreement will automatically terminate if there are no Applicable Stablecoins remaining in circulation.
3.3 Changes in Applicable Law.
(a)If the Issuer Party determines in good faith that its continuing to make the payments described in Section 4 hereof with respect to an Applicable Stablecoin would cause the Issuer Party to be in violation of Applicable Law or Order (an “Adverse Impact Under Law”) due to a change in Applicable Law or an Order enacted following the Effective Date, the Issuer Party will promptly notify the Reseller Party in writing (an “Affected Party Notice”), which notice will specify in a reasonable amount of detail, the affected obligations and the Issuer Party Party’s reasons for why it believes performing such obligations will cause it to be in violation of Applicable Law or Order. An Issuer Party may only issue an Affected Party Notice under this Section 3.3(a) once for a given Applicable Stablecoin, which shall not limit the issuance of a notice under Section 3.3(b).
(b)If a court of competent jurisdiction issues an Order that prevents the Issuer Party’s making payments as described in Section 4 hereof with respect to an Applicable Stablecoin, or if the Issuer Party ceases to make payments pursuant to Section 4 hereof (other than in accordance with Section 3.2) and does not resume payments within thirty (30) days of the Reseller Party’s written request, in each case with respect to an Applicable Stablecoin, then either Party may notify the other Party in writing of such Party’s intent to invoke the provisions of this Section 3.3 with respect to such Applicable Stablecoin. In the event that a court of competent jurisdiction issues such an Order with respect to such Applicable Stablecoin following the delivery of an Affected Party Notice, the Restructuring Period set forth in Section 3.3(d) will be measured from the date of the Affected Party Notice and will not reset.
(c)Promptly following the delivery by either Party of an Affected Party Notice under Section 3.3(a) or a notice under Section 3.3(b) (each, a “Section 3.3 Notice”), the Parties will take commercially reasonable actions in good faith to amend this Agreement (including, by way of example only, a Party’s assigning this Agreement to an Affiliate, restructuring the Collaboration Payment provisions set forth in Section 4 or otherwise amending this Agreement or any other applicable Transaction Document) with respect to the affected Applicable Stablecoin and the Parties will use their commercially reasonable efforts to restructure their operations in connection with the affected Applicable Stablecoins such that the Issuer Party is able to comply with this Agreement, as may have been amended, in all material respects with respect to such affected Applicable Stablecoins without violation of Applicable Law or Order. The Parties agree to engage an independent, impartial and disinterested third-party mediator to assist the Parties with the activities described in this Section 3.3(c) (the “Mediator”), which Coinbase shall select from a list of three prospective mediators proposed by Circle (which prospective mediators shall not any include current or former employee, shareholder, director or officer of Circle or its Affiliates). Neither Party shall take any action that is intended to or would reasonably be expected to inhibit the other Party’s ability to restructure its operations in connection with the affected Applicable Stablecoins in order to allow Issuer Party to comply with this Agreement without violation of Applicable Law or Order.
(d)If, within three (3) months of the delivery of the Section 3.3 Notice (the “Restructuring Period”), (i) the Parties are unable to so modify this Agreement or otherwise restructure their operations with respect to such Applicable Stablecoin as contemplated by this Section, (ii) there is an Order which prohibits the Issuer Party from continuing to perform its payment obligations as contemplated by Section 4 hereof with respect to the affected Applicable Stablecoins, or (iii) the Issuer Party has not resumed complying with its payment obligations as contemplated in Section 4 hereof, then upon the Reseller Party’s written request, (1) the Issuer Party hereby assigns any Licensed Marks corresponding to the affected Applicable Stablecoins and owned by the Issuer Party or its Affiliates to the Reseller Party or an Affiliate of the Reseller Party designated by the Reseller Party (the “IP Transfer”), (2) the IP License Agreement (if it is outstanding) will be terminated with respect to such Licensed Marks, (3) the agreement attached hereto as Exhibit 2, as such agreement may be further amended by the Parties upon mutual written agreement, will come into effect with respect to such Licensed Marks (the “New IP License Agreement”), (4) the Reseller Party shall be permitted to file any documents that have been previously executed by the Issuer Party or its Affiliates that are designed to effect the IP Transfer, (5) the provisions of Section 4 shall be terminated with respect to such affected Applicable Stablecoins (and, for the sake of clarity, the remaining provisions of this Agreement will continue to survive), and (6) Parties will collaborate in good faith to make any additional changes to this Agreement that are necessary to effect the foregoing changes to the Parties’ relationship. The consideration for the transfers contemplated by this Section will be the assumption of the costs by the transferee to maintain such transferred Licensed Marks and payment of the United States Patent and Trademark Office recordation fees, which the Parties agree shall constitute good and sufficient consideration for such transfer. Coinbase shall reimburse Circle’s reasonable and documented out of pocket costs incurred in connection with the consummation of such transfer (including, as applicable, any United States Patent and Trademark Office recordation fees, and any transfer or stamp Taxes incurred by Circle in connection with such transfer). Notwithstanding the foregoing, in the event that the IP Transfer is carried out as a result of an Order issued by a court of competent jurisdiction that prevents the Issuer Party’s making payments as described in Section 4 hereof with respect to an Applicable Stablecoin, then Coinbase shall reimburse (i) up to [*] of Circle’s reasonable and documented out of pocket costs incurred in connection with the consummation of such transfer (including, as applicable, United States Patent and Trademark Office recordation fees), and (ii) up to [*] of any Taxes incurred by Circle or its Affiliates in connection with such transfer (including, for the avoidance of doubt, Taxes imposed on payments made pursuant to this sentence), but in no event shall Coinbase reimburse Circle under (i) and (ii) for any amount in excess of [*] in the aggregate. Circle shall provide Coinbase with any information and assistance reasonably requested by Coinbase regarding Circle’s computation of any Taxes related to the IP Transfer, including without limitation, the tax basis, support for the fair market value of the assets transferred, and the tax rate applied with respect to such transfer. In the event of the IP Transfer, the Issuer Party shall, and shall cause its Affiliates to, execute all documents and cooperate with the Reseller Party in all filings that are required to effectuate, document, and perfect the transfer of such Licensed Marks to the Reseller Party or its applicable Affiliate as contemplated in this Section. If following the date of the IP Transfer, any Order preventing the Issuer Party’s making payments as described in Section 4 with respect to an Applicable Stablecoin has been revised through a Final Order, and the Issuer Party is current with respect to all payments pursuant to Section 4 hereof (other than in accordance with Section 3.2), and no other circumstance exists which would permit either Party to deliver a Section 3.3 Notice with respect to such Applicable Stablecoin, then any Licensed Marks associated with that Applicable Stablecoin shall transfer back to the Issuer Party pursuant to this Section 3.3(d), the IP License Agreement and the provisions of Section 4 hereof will come back into force with respect to such Licensed Marks, the New IP License Agreement will be terminated with respect to such Licensed Marks, the transfer cost reimbursement provisions of this Section 3.3(d) with respect to the IP Transfer shall apply mutatis mutandis with respect to Circle’s reimbursement of Coinbase’s reasonable and documented out of pocket costs and Taxes incurred in connection with the consummation of such transfer, and the Parties will collaborate in good faith to make any additional changes or execute any additional documents that are necessary to effect the foregoing.
(e)During the Restructuring Period, if the Adverse Impact Under Law would result in the payment of the Collaboration Payment by the Issuer Party to the Reseller Party to be in violation of Applicable Law or Order, the Issuer Party may suspend the making of any affected Collaboration Payments that are currently outstanding (other than Collaboration Payments that were required to be paid prior to the delivery of the Section 3.3 Notice which must be paid in a timely manner). All suspended Collaboration Payments will accrue and incur interest an annual basis at the base federal funds rate, compounded monthly (such accrued amounts, together with such interest, the “Accrued Unpaid Amounts”), until the earlier of (i) resolution of the Adverse Impact Under Law, in which case payment will be made immediately following such resolution and (ii) the end of the Restructuring Period, in which case the Accrued Unpaid Amounts will be payable unless a Final Order prohibits the Issuer Party from making such payments. During the suspension of such payments, if the applicable Order is not a Final Order, the Issuer Party shall continue to challenge such Order whether by pursuing all available and non-frivolous appellate remedies or negotiating with the relevant Governmental Authority.
(f)The Parties agree that the provisions of this Section 3.3 are an essential element of the basis of the bargain among the Parties and their Affiliates relating to the transfer of Coinbase Technologies’ interest in Centre to Circle, and that the Parties would not have entered into the Transaction Agreement without the agreements set forth in this Section 3.3.
3.4 Survival.
(a)The following provisions and obligations arising hereunder shall survive any termination of this Agreement with respect to any or all Applicable Stablecoins and shall continue in full force and effect following such termination:
(i)Section 3.2 (to the extent set forth therein), Section 3.4, Section 7.8, Section 8, Section 10, Section 12;
(ii)any liability or payment obligation arising under this Agreement prior to such termination or expiration, including with respect to any Collaboration Payment required with respect to any Applicable Month prior to such termination, and any provisions related to the process for calculating such liabilities or payment obligations and resolving any disputes in connection with any of the foregoing; and
(iii)any other provisions of this Agreement that are stated to, or which by their terms or nature would be expected to, survive termination of this Agreement.

(b)For the sake of clarity, if this Agreement is terminated with respect to any Applicable Stablecoin, this Agreement shall remain in full force and effect with respect to all other then-existing Applicable Stablecoins.
4. Economics; Retention and Payments.
4.1 Adjustments to Payment Base.
(a)The “Initial Payment Base” used in calculating the Collaboration Payment for each Applicable Stablecoin and each Applicable Month shall be determined by reducing the Payment Base for such Applicable Stablecoin and Applicable Month, but not below zero, by one hundred percent (100%) of the Applicable Month’s Cost of Capital Requirement for such Applicable Stablecoin and Applicable Month. Any portion of the Cost of Capital Requirement that is in excess of the Payment Base will be deemed an “Applicable Shortfall Amount”;
(b)The “Gross Payment Base” used in calculating the Collaboration Payment for each Applicable Stablecoin and each Applicable Month shall be determined by reducing the Initial Payment Base for such Applicable Stablecoin and Applicable Month, but not below zero, by the Total Shortfall Amount, if any. Any portion of the Total Shortfall Amount that is in excess of the Initial Payments Base will carry forward to the following Applicable Month;
(c)The “Net Payment Base” used in calculating the Collaboration Payment for each Applicable Stablecoin and each Applicable Month shall be determined by reducing the Gross Payment Base, if any, but not below zero, by the Issuer Retention for the relevant Applicable Month;
(d)The “Residual Payment Base” used in calculating the Collaboration Payment for each Applicable Stablecoin and each Applicable Month shall be determined by reducing the Net Payment Base, if any, but not below zero, by the Party Product Economic Amounts for such Applicable Month payable or retained in accordance with the provisions of Section 4.4; and
(e)A portion of any Residual Payment Base shall be included in the Collaboration Payment in accordance with Section 4.5.
For the sake of clarity, except as expressly set forth above, the calculation of the Initial Payment Base, Gross Payment Base, Net Payment Base, Residual Payment Base and the determination of the amounts included in the Collaboration Payment for each Applicable Stablecoin and each Applicable Month shall be determined in accordance with the foregoing provisions, regardless of any shortfalls in the Payment Base in prior Applicable Months. In no event will the Reseller Party be obligated to pay any amount of the Cost of Capital Requirement out-of-pocket to the Issuer Party.
4.2 Calculations; Payments.
(a)No later than the tenth (10th) day of the calendar month following each Applicable Month (or otherwise as soon as practicable thereafter, but in no event later than the 20th day of such calendar month), the Parties will exchange the following information for such Applicable Month:
(i)The Issuer Party shall provide information detailing the amount of the Daily Circulation, Capital Reserves, Cost of Capital Requirement, Issuer Retention, and Reserves Base for all Applicable Stablecoins for which it is the Issuer Party, for each day of the preceding Applicable Month and accompanying information as agreed upon by the Parties once Capital Reserves with respect to any such Applicable Stablecoin are defined and required by Applicable Law;
(ii)The Issuer Party shall provide information detailing the amount of the Total Shortfall Amount for all Applicable Stablecoins for which it is the Issuer Party as of the last day of the preceding Applicable Month;

(iii)The Issuer Party shall provide information detailing the amount of such Applicable Month’s Payment Base, broken down by Applicable Stablecoin for all Applicable Stablecoins for which it is the Issuer Party; and
(iv)Each Party shall each provide information detailing their amount of Party Product Stablecoins for each Applicable Stablecoin for each day in such Applicable Month, which amounts shall be self-reported by each Party using the data sources set forth on Exhibit 3, unless otherwise mutually agreed by the Parties in writing.
(b)Based on the information exchanged by the Parties, the applicable Issuer Party will calculate the Collaboration Payment owed by the Issuer Party under this Agreement with respect to each Applicable Stablecoin for which it is the Issuer Party and notify the Reseller Party of the same. The applicable Reseller Party will issue one (1) invoice to the Issuer Party reflecting such amounts for all Applicable Stablecoins by the fifteenth (15th) day of the following calendar month (or, if all information required pursuant to Section 4.2(a) has not been provided by the tenth (10th) day of such calendar month, within five (5) days following receipt of all required information), which invoice will separately state the Collaboration Payment owed on an Applicable Stablecoin-by-Applicable Stablecoin basis, and in the corresponding fiat currency for each such Applicable Stablecoin. For the sake of clarity, failure to deliver an invoice by such date shall not constitute a breach of this Agreement or a waiver of a right to receive payment.
(c)The Issuer Party will remit payment of amounts invoiced based on the information exchanged by the Parties in accordance with Section 4.2(b) to the Reseller Party in the Applicable Stablecoin to the wallet designated in writing by such other Party no later than the last calendar day of the calendar month in which an invoice is delivered, without deduction for any disputed amounts which the Parties agree will be subject to the dispute provisions in Section 4.4(c). By way of example only, the Collaboration Payment based on January inputs and invoiced in February will be paid by the last calendar day in February.
(d)All calculations made with respect to Collaboration Payments shall be made in accordance with the procedures described on Exhibit 3 (as may be updated from time to time by mutual written agreement of the Parties), and the Parties intend that the calculations and methodology in Exhibit 3 control over the text of this Agreement in the event of any conflict.
4.3 Issuer Retention.
(a)The Issuer Party will retain an amount (the “Issuer Retention”) from the Gross Payment Base for each Applicable Stablecoin for which it is the Issuer Party for each Applicable Month in accordance with Section 4.1(c). The Issuer Retention for USDC will be calculated as follows (for the sake of clarity, the Issuer Retention with respect to additional Applicable Stablecoins shall be calculated as set forth in Section 6.4):

USDC Circulation	Rate
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

(b)The Issuer Retention will be calculated for each calendar day using a marginal rate approach based on the Daily Circulation for the relevant Applicable Stablecoin (by way of example only, for a particular day, if the Daily Circulation for USDC is [*], the first [*] will be multiplied by [*] divided by 365, and the next [*] will be multiplied by [*] divided by 365), and the sum of the resulting amounts for such day will be the Issuer Retention for such day. For the avoidance of doubt, if the Gross Payment Base for any Applicable Stablecoin in any Applicable Month is not sufficient to fund the full Issuer Retention for such Applicable Month, the shortfall with respect to the Issuer Retention shall not accrue, and the Issuer Party shall not be entitled to carry forward to the next Applicable Month such shortfall nor add such shortfall for such Applicable Month to the Issuer Retention for the next Applicable Month. In no event shall the Reseller Party be required to pay any Issuer Retention out-of-pocket to the Issuer Party.
4.4 Party Product Economics.
(a)Each Party shall be entitled to be paid or retain an amount (such Party’s “Party Product Economics Amount”) related to its Party Product Stablecoins for each Applicable Stablecoin and each Applicable Month, calculated by adding together the Daily Party Product Economics Amount for each day in such Applicable Month. The “Daily Party Product Economics Amount” for a given Applicable Stablecoin and for a given day is calculated by multiplying the Daily Payment Base for such Applicable Stablecoin by such Party’s Party Product Percentage for such Applicable Stablecoin for that day. A Party’s “Party Product Percentage” for any Applicable Stablecoin for a given day shall be equal to such Party’s Party Product Stablecoins for that day, divided by the Daily Circulation for such Applicable Stablecoin for such day. By way of example only, if the Daily Circulation for USDC in a given day is equal to [*], Coinbase has [*] of Party Product Stablecoins in USDC and Circle has [*] Party Product Stablecoins in USDC, the Collaboration Payment due to Coinbase for such day will include a Daily Party Product Economics Amount for such day equal to [*] of that day’s Daily Payment Base ([*]) and Circle shall be entitled to retain its Daily Party Product Economics Amount equal to [*] of that day’s Daily Payment Base ([*]) for such day, in each case subject to adjustment as set forth in the following sentence if the amount remaining in the Net Payment Base is lower than the sum of the Parties’ respective Party Product Economics Amounts. For the avoidance of doubt, if the sum of the Parties’ respective Party Product Economics Amounts exceeds the Net Payment Base for any Applicable Month, each Party’s Party Product Economics Amount will be adjusted such that the Collaboration Payment due to Coinbase will reflect Coinbase’s pro rata share of the Net Payment Base based on each Party’s Party Product Percentage. By way of example only, if the Net Payment Base equals [*], and Coinbase and Circle each have Party Product Economics Amounts of [*] and [*] respectively, the Collaboration Payment due to Coinbase for such day will include a Party Product Economics Amount adjusted to [*], and Circle shall be entitled to retain its Party Product Economics Amount as adjusted to [*]. No Party Product Economics Amounts shall accrue to following Applicable Months.
(b)Each of Circle and Coinbase will record data reasonably necessary to verify the types and quantities of their respective Party Product Stablecoins, and each Party shall, subject to compliance with Applicable Law, provide a report containing such data in the form set forth on the “Party Product Stablecoin Reconciliation” tabs of Exhibit 3, anonymized to protect client, customer or proprietary information, to the other Party with respect to each Applicable Stablecoin (the “Party Product Stablecoin Data”). Following the Effective Date, on the last calendar day of each of March and September of a given calendar year each Party shall direct Deloitte & Touche or a nationally recognized third party financial or certified accounting firm mutually agreeable to each Party (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Accountant”) to deliver, and shall use commercially reasonable efforts to cause the Accountant to deliver, to the other Party in connection with the Party Product Stablecoin Data an “agreed upon procedures letter” addressed to the other Party affirming the correct application of procedures by such Party in calculating the Party Product Stablecoins with respect to each Applicable Stablecoin, with such agreed upon procedures letter to cover the matters set forth on Exhibit 3. The Parties agree to use commercially reasonable efforts to finalize the first such “agreed upon procedures letter” covering the topics in Exhibit 4 within ninety (90) days of the Effective Date, and if not finalized within such time period due to a dispute regarding such letter, such dispute will be resolved in accordance with the procedure described in Section 4.4(c); provided, that no such dispute or resulting delay in delivery of such letter shall excuse a Party’s invoicing and payment obligations pursuant to this Section 4. If any discrepancies are identified in such reports the Party that is found to have received a net overpayment shall pay to the other Party the amount of such net overpayment within thirty (30) days following the exchange of such reports (or such net overpayment may be netted out of the Collaboration Payment to be paid in the next calendar month pursuant to Section 4.2(c)).
(c)If there is a disagreement on the calculation by either Party of the calculation of Party Product Stablecoins of the other Party, the Party challenging the calculation shall raise the dispute through the Dispute Escalation Procedure (excluding, for the avoidance of doubt, Sections 2.4(c) and 2.4(d)) in pursuit of a true-up reimbursement with respect to the foregoing payment; provided, that any such dispute shall be deemed to have been waived by a Party that does not raise such dispute in writing within twelve (12) months of the Applicable Month that is the subject of such dispute. If any such dispute is not resolved through the Dispute Escalation Procedure as set forth in Sections 2.4(a) and 2.4(b), either Party’s Executive Lead Sponsor may, upon the expiration of the thirty (30) day period set forth in Section 2.4(b), elect to involve the Accountant, in which case:
(i)each Party shall make available to the Accountant its unredacted books and records which relate to such Party’s Party Product Stablecoins, and shall permit the Accountant to have free and full access thereto for the sole purpose of reviewing and confirming such Party’s Party Product Stablecoin calculations;
(ii)the determination of the Accountant shall guide the Executive Lead Sponsors in resolving such dispute, but shall not be binding on the Parties with respect to such dispute;
(iii)if the Parties mutually agree that an overpayment in the Collaboration Payments occurred with respect to any Applicable Stablecoin, then (A) the overpaid Party will promptly (but in any event within fifteen (15) calendar days of such agreement) return the overpayment to the other Party and (B) if such overpayment is greater than five percent (5%) of the amounts paid with respect to the relevant Applicable Stablecoin for the periods audited, then the overpaid Party shall (1) reimburse the overpaying Party for the reasonable and documented costs and expenses of such audit actually incurred by the overpaying Party (but in no event more than US[*] for any audit) and (2) reimburse the overpaying Party for any reasonable and documented out of pocket expenses required to collect the overpaid amount, including, but not limited to, reasonable attorneys’ fees and other professional fees incurred by the overpaying Party in connection therewith;
(iv)if the Parties mutually agree that an underpayment in the Collaboration Payments occurred with respect to any Applicable Stablecoin, then (A) the underpaying Party will promptly (but in any event within fifteen (15) calendar days of such agreement) pay to the underpaid Party the amount of such underpayment, and (B) if such underpayment is greater than five percent (5%) of the amounts paid with respect to the relevant Applicable Stablecoin for the periods audited, then the Party that underpaid shall (1) reimburse the underpaid Party for the reasonable and documented costs and expenses of such audit actually incurred by the underpaid Party (but in no event more than US[*] for any audit) and (2) reimburse the underpaid Party for any reasonable and documented out of pocket expenses required to collect the underpaid amount, including, but not limited to, reasonable attorneys’ fees and other professional fees incurred by the underpaid Party in connection therewith; and
(v)notwithstanding anything herein to the contrary, if the Parties are unable to resolve the dispute via the Dispute Escalation Procedure, Sections 2.4(c) and 2.4(d) shall apply with respect to such dispute.
4.5 Ecosystem Stablecoin Economics.

(a)The Parties agree they will collaborate in good faith to determine how to best grow issuances of Applicable Stablecoins other than Party Product Stablecoins (“Ecosystem Stablecoins”) and to discuss establishing terms for how non-Affiliate third parties (“Ecosystem Participants”) may participate in the interest or dividend income and realized gains or losses accrued in respect of the Reserves Base with respect to Applicable Stablecoins held in wallets that are managed or provided by such Ecosystem Participant. If the Parties agree to make collaboration payments to any Ecosystem Participant based on Applicable Stablecoins held in wallets managed or provided by such Ecosystem Participant, such arrangements will be documented (i) in an agreement between the Parties and such Ecosystem Participant, and (ii) in an amendment to the Collaboration Payment provisions of this Agreement. Any payments to such Ecosystem Participant will reduce the Payment Base in calculating the Residual Payment Base for the relevant Applicable Stablecoin in the priority mutually agreed in writing by the Parties. For the avoidance of doubt, (1) the failure to reach an agreement regarding the amount of payments to be made to Ecosystem Participants will not be a basis for either Party to claim a breach of this Agreement and (2) subject to the restrictions set forth in Section 3.2, either Party may choose (in its sole discretion) to enter into bilateral agreements with Ecosystem Participants that do not impact the amounts entitled to be retained by the Issuer Party, or the Collaboration Payments owed to the Reseller Party, under this Agreement (as calculated in accordance with this Section 4).
(b)The Reseller Party shall be entitled to fifty percent (50%) of the Residual Payment Base for an Applicable Stablecoin and Applicable Month (the “Ecosystem Economics Amount”), which Ecosystem Economics Amount shall be a part of the Collaboration Payments made to the Reseller Party on a monthly basis in accordance with this Section 4.
5. Capital Requirements.
5.1 Determination of Capital Requirements. The Parties acknowledge that: (i) Applicable Law may require the Issuer Party or its applicable Affiliate to create and maintain a segregated amount of capital in addition to the Reserves Base (such as cash or various approved investment types) for one or more Applicable Stablecoins; or (ii) it may be reasonable or prudent to create and maintain such a segregated amount of capital to ensure compliance in response to a clear signal (by way of example only, a notice of proposed rulemaking by a Governmental Authority with jurisdiction over the Issuer Party with respect to such Applicable Stablecoin, or the approval of legislation by a relevant committee in the United States Congress or other legislative body that would apply to the Issuer Party with respect to such Applicable Stablecoin) (each a “CR Signal”) that Applicable Law will impose such a requirement (each such segregated capital, a “Capital Reserve”), which may vary based on a risk-based assessment of the instruments held in such segregated account and the amount of the Reserves Base. The Parties agree that, in response to a CR Signal, the Issuer Party will develop a risk-based approach to segregating and maintaining a Capital Reserve for such Applicable Stablecoin(s) with the consultation of Reseller Party (whose input the Issuer Party shall consider in good faith) and the Issuer Party shall provide transparency to the Reseller Party on its interpretation of such requirements and plan for implementation, and, with respect to USDC only, the Parties will proactively engage with Governmental Authorities regarding the development and implementation of such requirements. If Applicable Law requires any such Capital Reserve, the Issuer Party will determine, with the consultation of the Reseller Party (whose input the Issuer Party shall consider in good faith), the amount of such Capital Reserve, based on the following principles:
(a)If Applicable Law provides for multiple risk tiers and requirements, the Capital Reserve will be calculated based on the Lowest Risk Tier applicable to the Capital Reserves and the requirements of this Agreement, unless otherwise agreed by the Parties in writing. If the Issuer Party or its applicable Affiliates have any business or undertake any actions that are not required by this Agreement that would cause the amount of required capital to be increased beyond the Lowest Risk Tier or would cause the Lowest Risk Tier then-applicable to the Capital Reserves to be heightened pursuant to Applicable Law, such increase will not be taken into account in determining the required Capital Reserve and, for the sake of clarity, will be funded by the Issuer Party or its applicable Affiliate without reducing the Payment Base pursuant to Section 4.1, unless otherwise agreed by the Parties in writing. The Parties agree to discuss in good faith potential amendments to this Agreement if the existence of or a Party’s compliance with this Agreement results in (or is likely to result in) an increase in the required Capital Reserve.
(b)Unless otherwise agreed in writing by the Reseller Party, the Reseller Party shall not be required to fund any such amounts (whether out-of-pocket or through adjustments to the Payment Base); provided, that one hundred percent (100%) of the Cost of Capital Requirement for the relevant Applicable Stablecoin may be deducted from the Payment Base in accordance with Section 4.1(a).
(c)The applicable Issuer Party shall use reasonable best efforts to provide no less than thirty (30) calendar days’ prior written notice to the applicable Reseller Party of any changes to the methodology for determining the required amount of the Capital Reserve.
(d)Notwithstanding the foregoing, the Parties agree that as of the Effective Date, the Issuer Party may estimate the required Capital Reserve for USDC by multiplying the then-current Reserves Base by [*], and Circle, as the Issuer Party with respect to USDC as of the Effective Date, hereby represents to Coinbase that, as of the Effective Date, Circle or an Affiliate thereof has funded [*] of Capital Reserves for USDC.
5.2 Reserves Base Shortfall. In the event of a shortfall in the total Reserves Base of any Applicable Stablecoin such that the Reserves Base is no longer sufficient to back the total amount of then-issued and outstanding Applicable Stablecoins of such type in circulation on a one-to-one basis, Capital Reserves may be used to cover such shortfall.
5.3 Cost of Capital Requirement; Changes in Capital Requirements. The “Cost of Capital Requirement”, with respect to a given Applicable Stablecoin and a given Applicable Month, will be calculated on a daily basis by multiplying (a) the applicable Issuer Party’s annual weighted average cost of capital (as calculated by a nationally recognized certified accounting, valuation, or financial firm on at least a quarterly basis) (“WACC”), divided by three hundred and sixty five (365), by (b) the lower of (x) the Capital Reserve actually held by such Issuer Party with respect to such Applicable Stablecoin on such day and (y) the Capital Reserve for such day that is then-effective or that will become effective within the following one hundred and eighty (180) days as determined in accordance with Section 5.1 above. Notwithstanding the foregoing, the applicable Issuer Party shall provide the WACC to the applicable Reseller Party prior to the effectiveness of such WACC and must obtain such Reseller Party’s prior written agreement to the WACC for such WACC to become effective with respect to a given Applicable Stablecoin. In the event that the Reseller Party objects to the Issuer Party’s determination of a WACC and such objection is not resolved by the Parties within fifteen (15) days of such notice, the Parties shall engage an Accountant offering valuation services to determine the WACC and shall use the WACC determined by such Accountant. If the Parties cannot mutually agree on the selection of such Accountant, each Party shall independently engage an Accountant offering valuation services to determine the WACC, and the WACC shall be the average of the two WACCs determined by such Accountants. The WACC in effect immediately prior to the Issuer Party’s notice thereof will continue to apply until the earlier of the Reseller Party’s approval of the new WACC, or the conclusion of the Accountant’s WACC determinations in accordance with the immediately preceding sentence. The Parties agree to use commercially reasonable efforts to finalize the WACC that will apply as of August 1, 2023 (the “Initial WACC”) within ninety (90) days of the date this Agreement is entered into by the Parties, and if not finalized within such time period due to the Parties’ disagreement or dispute over the WACC, the Parties shall engage an Accountant offering valuation services to determine the Initial WACC and shall use the Initial WACC determined by such Accountant. If the Parties cannot mutually agree on the selection of such Accountant, each Party shall independently engage an Accountant offering valuation services to determine the Initial WACC, and the Initial WACC shall be the average of the two Initial WACCs determined by such Accountants.
6. Launch of New Stablecoins.
6.1 Right to Launch. Subject to the terms of this Section 6, either Party may (or may designate any of its Affiliates to) launch a new Stablecoin using any of the Licensed Marks (such new Stablecoin, a “New Stablecoin”) that do not already correspond to an existing Applicable Stablecoin, including USDC. If a Party desires to launch a New Stablecoin, such Party shall notify the other Party in writing (a “New Stablecoin Notice”), which notice shall include the fiat currency associated with such New Stablecoin (and the Licensed Marks to be used in connection with such New Stablecoin shall be the Licensed Marks corresponding to such fiat currency), the anticipated Launch Date and the jurisdictions in which such New Stablecoin is expected to be available as of the Launch Date
6.2. Circle Right of First Refusal. If Coinbase delivers a New Stablecoin Notice to Circle, Circle may notify Coinbase in writing (the “Stablecoin ROFR Notice”), within fifteen (15) calendar days of Circle’s receipt of such New Stablecoin Notice, that it or one of its Affiliates wishes to launch such New Stablecoin using the associated Licensed Marks. If Circle delivers a Stablecoin ROFR Notice to Coinbase, Circle and its Affiliates shall have the first right to launch such New Stablecoin pursuant to Section 6.3.
6.3 Launch Period. If Coinbase delivers a New Stablecoin Notice and Circle does not deliver a Stablecoin ROFR Notice, or if Circle delivers a New Stablecoin Notice or a Stablecoin ROFR Notice, then following the date of the latter such notice (the “New Stablecoin Start Date”), Coinbase or Circle (or its applicable Affiliate), as applicable, shall have the exclusive right as between the Parties to use the relevant Licensed Mark to launch and issue such New Stablecoin until the earlier of (i) such time as the Party proposing to issue the New Stablecoin ceases to use commercially reasonable efforts in good faith to launch such New Stablecoin and (ii) the second anniversary of the New Stablecoin Start Date (the “Launch Period”). If the Party proposing to launch such New Stablecoin achieves a Launch Date for such New Stablecoin during the Launch Period, the other Party may elect to participate as a Reseller Party in accordance with Section 6.4, but may not launch a New Stablecoin using the same Licensed Marks or underlying Proxy Address as such New Stablecoin. If the Party proposing to launch such New Stablecoin does not achieve a Launch Date for such New Stablecoin (either itself or through an Affiliate) within the Launch Period, the other Party shall exclusively have the foregoing right to launch such New Stablecoin for a period of six (6) months following the end of such Launch Date. If, following the Launch Period and the foregoing six (6) month period thereafter, neither Party has achieved a Launch Date with respect to such New Stablecoin, this Section 6.3 shall apply to future attempts to launch such New Stablecoin as if no such prior attempts had been made by the Parties. The Party that achieves a Launch Date for a New Stablecoin pursuant to this Section 6.3 will become the Issuer Party with respect to such New Stablecoin, and the other Party may not issue or launch a New Stablecoin using the same Licensed Marks or underlying Proxy Address as such New Stablecoin (but may still elect to participate as a Reseller Party in accordance with Section 6.4).
6.4 Election to Treat New Stablecoin as an Applicable Stablecoin. Following a Launch Date for a New Stablecoin, but not later than two (2) years following receipt of the Launch Date Notice for such Launch Date, the Reseller Party with respect to such New Stablecoin may elect to treat such New Stablecoin as an Applicable Stablecoin for all purposes hereunder by written notice to the other Party; provided, that the Reseller Party has met the New Stablecoin Product Threshold and the Reseller Threshold with respect to such New Stablecoin. Unless the Parties agree in writing to deviate from the economics described in this Agreement with respect to USDC, the provisions of Sections 4 and 5 of this Agreement shall apply, mutatis mutandis, to any such Applicable Stablecoin as of the first day of the first full calendar month following the date on which the Reseller Party provides written notice to the other Party of its election to treat such New Stablecoin as an Applicable Stablecoin; provided further, that the Issuer Retention for such Applicable Stablecoin shall be calculated as follows:

New Stablecoin Circulation	Rate
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
6.5 EURC. The Parties hereby agree that Circle shall be deemed to have delivered a New Stablecoin Notice to Coinbase with respect to EURC as of the Effective Date. Circle hereby acknowledges and agrees that (i) the “Euro Coin”, or “EUROC”, in circulation as of the Effective Date shall be rebranded as “EURC” as promptly as reasonably practicable following the Effective Date, but in any event not later than one hundred twenty (120) calendar days following the Effective Date and (ii) thereafter, Circle shall cease use of “Euro Coin” and “EUROC” in all of its marketing and promotional materials when referring to EURC.

6.6 Transfer of Licensed Marks. In the event that Coinbase becomes the Issuer Party with respect to any Stablecoin that utilizes a Licensed Mark pursuant to this Section 6, Circle (or an Affiliate thereof, as applicable) shall transfer to Coinbase (or an Affiliate thereof, as applicable) all applicable Licensed Marks for such Stablecoin owned by Circle or its Affiliates. The consideration for any transfer contemplated by this Section 6.6 shall be the assumption of the costs by the transferee to maintain such transferred Licensed Marks and payment of the United States Patent and Trademark Office recordation fees and the granting of the license to the transferred Licensed Marks, which the Parties agree shall constitute good and sufficient consideration for such transfer. Coinbase shall reimburse Circle’s reasonable out of pocket costs incurred in connection with the consummation of such transfer (including, as applicable, any United States Patent and Trademark Office recordation fees, and any Taxes incurred by Circle in connection with such transfer). Immediately upon the consummation of such transfer, the IP License Agreement shall be construed as set forth in Section 8.8(b) of the IP License Agreement.
7. Additional Covenants.
7.1 Proxy Addresses. The Issuer Party will promptly notify the Reseller Party of any changes to the Proxy Addresses for USDC, or EURC, and Schedule B will be deemed to have been updated accordingly, effective as of such change. Notwithstanding the foregoing, where the Issuer Party adds or removes USDC or EURC, as applicable, to or from a given Chain, then effective upon such addition or removal, the Proxy Addresses associated with such Applicable Stablecoin and Chain will be deemed added or removed, as applicable, from Schedule B.
7.2 Multisig Keys. On the Effective Date, Coinbase shall transfer to Circle all multisig keys relating to USDC held by Coinbase (including, without limitation, the “pauser” and “blacklisting” keys for Ethereum) (collectively, the “Multisig Keys”). Circle shall thereafter exclusively own all USDC keys and shall be exclusively responsible and liable for the custodying, use and management thereof. For clarity, Coinbase, and not Circle, will remain responsible for all use of the Multisig Keys prior to the Effective Date.
7.3 Marketing Plan. Each Party shall engage in good faith to collaborate on the development and fulfillment of an initial annual marketing plan for USDC and other Applicable Stablecoins, which plan may include a public announcement of the existence, but not the terms, of this Agreement, and which may include participation by Coinbase in Circle-sponsored events (the “Marketing Plan”).
7.4 Release of Source Code. Each Party agrees, with respect to Applicable Stablecoins for which it is the Issuer Party, to, prior to use in production following the Effective Date, publicly release the Covered Source Code under the Apache 2.0 license, the MIT license, or another open source Permissive License reasonably chosen by the Issuer Party; provided that if a portion of the Covered Source Code is licensed to the Issuer Party under a license that is not a Permissive License, the Issuer Party may, to the extent permitted under such license, publicly release the Covered Source Code under the same license under which it receives such portion. A “Permissive License” is an open source license that does not require that the licensed software or other software incorporated into, derived from, linked to or distributed with such licensed code (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no charge. Circle represents and warrants that it has released the Covered Source Code in existence as of the Effective Date for USDC on the GitHub repositories listed on Schedule A.
7.5 Payments under Prior Agreements. On the Effective Date, Circle shall transfer [*] in USDC to the wallet address previously designated by Coinbase which the Parties agree represents all amounts that have accrued on or before June 30, 2023 under Circle’s (and its Affiliates’) payment obligations to Coinbase and its Affiliates pursuant to the USDC Reserve Balancing Policy Side Agreement, dated as of July 27, 2020, by and between Circle US Holdings, LLC and Coinbase Technologies Inc., and the USDC Reserve Allocation Side Agreement, effective as of April 1, 2019 and dated as of June 3, 2019, by and between Circle Internet Financial, Inc. and Coinbase, Inc. (together, the “Existing Agreements”). Circle shall pay to Coinbase all amounts owed to Coinbase pursuant to the Existing Agreements as were in effect immediately prior to the Effective Date in USDC to the wallet address designated by Coinbase no later than September 15, 2023 for the calendar month of July 2023.
7.6 Mint and Redemption Access. If Coinbase becomes the Issuer Party with respect to any Applicable Stablecoin, Coinbase (or one of its sufficiently capitalized Affiliates) will enter into a written agreement providing for the provision to Circle (or its Affiliate) of substantially the same services and commitments as those provided by Circle as the Issuer Party to Coinbase, Inc. under the Master Services Agreement on substantially similar terms as those provided by Circle as the Issuer Party under such Master Services Agreement.
7.7 Additional Obligations. Each Party will, with respect to its activities relating to an Applicable Stablecoin: (a) avoid deceptive, misleading or unethical practices that might be detrimental to the other Party or the brand name or image of the Applicable Stablecoin, (b) not make any false or misleading representations with regard to the Applicable Stablecoins or in connection with achieving the Product Threshold or the Reseller Threshold, and (c) not make any representations, warranties or guarantees on behalf of the other Party (or about the other Party’s products or services) without the other Party’s express prior written consent; provided, that the foregoing clause (d) shall not be construed in any way to limit a Party’s ability to make factual statements regarding the other Party (or its products or services) or an Applicable Stablecoin.
7.8 Limitation on Damages. EXCEPT IN CONNECTION WITH A PARTY’S FRAUD, BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, A PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY ARISING OUT OF OR RELATED TO A BREACH OF ITS OBLIGATIONS UNDER SECTIONS 7.1, 7.3, 7.4 and 7.6 WILL BE LIMITED TO DIRECT DAMAGES NOT TO EXCEED FIVE MILLION DOLLARS ($5,000,000). THE FOREGOING WILL NOT LIMIT EITHER PARTY’S LIABILITY FOR ANY OTHER PORTION OF THIS AGREEMENT OR BREACH THEREOF.
8. Confidential Information.
8.1 Confidential Information Defined. As used herein, “Confidential Information” means all information that is identified as confidential at the time of disclosure by the Party disclosing such information (the “disclosing party”) or that should reasonably be understood to be confidential due to the nature of the information or the circumstances in which it is made available to the other Party (the “receiving party”) or its Representatives by, on behalf of, a disclosing party or its Representatives in connection with this Agreement, except to the extent that the same can be shown to (a) have been known by the receiving party on a non-confidential basis prior to receipt from the disclosing party, (b) have been or become available to the receiving party on a non-confidential basis from a source other than the disclosing party or its Representatives without such source being in violation of any obligation to the disclosing party or its Representatives, (c) publicly known through no fault of the receiving party or (d) later lawfully acquired by the receiving party on a non-confidential basis from sources other than the disclosing party or its Representatives.
8.2 Restrictions. Except as expressly provided otherwise herein, the receiving party: (a) shall not use the disclosing party’s Confidential Information, or any part thereof, for any purpose other than to exercise its rights or perform its obligations under this Agreement, (b) shall not make any such Confidential Information, or any part thereof, available to any third party and (c) shall exercise at least the same standard of care to protect such information from unauthorized disclosure or use as it uses to protect its own confidential information of a similar nature, which in no event shall be less than reasonable care. For the sake of clarity, the receiving party may disclose the disclosing party’s Confidential Information to its Representatives who need to know such information for purposes of this Agreement, provided that the receiving party shall ensure that such Representatives keep such Confidential Information confidential in accordance with the provisions of this Agreement. For the sake of clarity, the foregoing shall not be construed to prevent a Party or its respective Representatives from carrying on existing businesses, seeking or making other business opportunities or investments, entering into new lines of business and/or developing or marketing new or existing products or services in any jurisdiction or territory (whether or not the same as or similar to or competitive with any business, line of business, or any product or service now conducted, developed or marketed or intended in the future to be conducted, developed or marketed by a Party or its Representatives) so long as the Confidential Information of the disclosing party is not used to develop such business or used or referenced in any such products or services and such Party complies with the provisions of this Section 8.
8.3 Permitted Disclosures. A receiving party may disclose Confidential Information to third parties if: (a) (i) such Confidential Information is required to be filed with or disclosed to any Governmental Authority, (ii) it is requested to do so by any Governmental Authority having regulatory authority over such receiving party (or its Affiliates), or (iii) disclosure of such Confidential Information is otherwise required by Applicable Law; provided, in each case, that the receiving party shall have, where applicable, taken such reasonable steps to protect the confidentiality of such information as the receiving party takes with respect to the protection of its own comparable confidential information in such circumstances; and provided, further, that, the receiving party shall, to the extent practicable and permitted by Applicable Law, (A) notify the disclosing party in advance of any disclosure of such Confidential Information to a Governmental Authority and (B) provide the disclosing party with a reasonable opportunity to seek an appropriate protective order or other reliable assurances that confidential treatment shall be afforded to such Confidential Information; (b) the provision of such Confidential Information is reasonably necessary in connection with the enforcement or defense of any rights or remedies hereunder or the transactions contemplated hereby; (c) such Confidential Information is required by an auditor for the purpose of an audit of the recipient (or one or more of its Affiliates); provided such auditor agrees in writing to maintain the confidentiality of the Confidential Information provided to it; or (d) such Confidential Information is, in the reasonable opinion of the recipient, necessary to provide to a Governmental Authority in connection with any tax return of the recipient or its Affiliates.
8.4 Non-Disclosure Agreement. The Parties hereby agree, on behalf of themselves or their respective Affiliates party to that certain Mutual Confidentiality Agreement between the Parties dated as of October 24, 2022, as amended on November 1, 2022 (the “Confidentiality Agreement”) that as of the Effective Date the Confidentiality Agreement shall terminate and shall no longer be of any force and effect; provided that the Parties understand and agree, on behalf of themselves and their respective Affiliates, that any Confidential Information that the Parties or any of their respective Affiliates received prior to the Effective Date shall constitute Confidential Information under this Agreement.
9. Representations, Warranties and Disclaimers.
9.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:
(a)Such Party is duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, and in good standing (to the extent such concept is relevant) in each jurisdiction necessary or applicable for the performance of its obligations as set forth herein, except where the failure to so be in good standing would not have a material adverse effect on its ability to perform its obligations under this Agreement. Such Party is duly qualified to do business in its jurisdiction of organization and has obtained all necessary licenses and approvals from Governmental Authorities in each jurisdiction that requires such qualification, except where the failure to so qualify or obtain licenses or approvals would not have a material adverse effect on its ability to perform its obligations under this Agreement.
(b)The execution, delivery and performance of this Agreement and the performance of its obligations hereunder have been duly approved and authorized by all necessary action of such Party. This Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws relating to or affecting creditors’ rights generally and by general principles of equity.
(c)The execution and delivery of this Agreement by such Party, the performance by such Party, and the fulfillment by such Party of the provisions of this Agreement shall not (i) conflict with, violate or result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any material indenture, contract, agreement, mortgage, deed of trust, or other instrument to which such Party is a party or by which it or any of its properties are bound, (ii) violate the charter or bylaws or any other equivalent organizational document of such Party, (iii) require any consent or approval under any judgment, order, memorandum of understanding, writ, decree, permit or license to which such Party is a party or by which its assets are bound, or (iv) require the consent or approval of any other party to any material contract, instrument, or commitment to which such Party is a party or by which it is bound.

(d)There are no Proceedings pending or, to the actual knowledge of such Party, threatened or contemplated against such Party (i) asserting the invalidity of this Agreement, (ii) seeking any determination or ruling that could materially and adversely affect the exercise by such Party of its rights or performance by such Party of its obligations under this Agreement or (iii) seeking any determination or ruling that could materially and adversely affect the validity or enforceability of this Agreement.
(e)Neither such Party nor any of its Affiliates, nor any of their officers, directors or principals is a Person (i) named on any of the following lists maintained by the US Office of Foreign Assets Control: the Specially Designated Nationals List, the Sectoral Sanctions Identifications List and Non-SDN Iranian Sanctions List, any list of geographic territories subject to comprehensive restrictions (e.g., Cuba, Iran, Sudan, Syria, North Korea, and the Crimea Region of Ukraine), (ii) named on the EU Consolidated List, the UK HM Treasury Consolidated List, the Monetary Authority of Singapore’s Lists of Designated Individuals and Entities, or the Consolidated United Nations Security Council Sanctions List, (iii) which resides or transacts, or is organized under the laws of a country (1) designated as non-cooperative with anti-money laundering laws by a Governmental Authority, including the Financial Action Task Force, or (2) designated as warranting USA Patriot Act Section 311 “special measures,” (iv) which operates under an offshore banking license that prohibits such Person from conducting banking activities with the citizens of, or with the local currency of, the country that issued the license, or (v) which is a “foreign shell bank” or a “senior foreign political figure” as such terms are defined in the USA PATRIOT Act.
10. Limitation of Liability; Indemnity.
10.1 Limitation on Damages. EXCEPT IN CONNECTION WITH A BREACH OF ANY PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER SECTION 8, A FAILURE BY THE ISSUER PARTY TO CONSUMMATE THE IP TRANSFER PURSUANT TO SECTION 3.3, OR AMOUNTS PAYABLE TO THIRD PARTIES PURSUANT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.3, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, EXEMPLARY, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING ANY DAMAGES FOR LOSS OF PROFITS, LOSS OF GOODWILL, LOSS OF OPPORTUNITY, LOSS OF DATA, BUSINESS INTERRUPTION, LOSS OF USE OR LOSS OF BUSINESS EXPECTATIONS), RELATING TO OR ARISING IN ANY MANNER OUT OF THIS AGREEMENT OR THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF WHETHER SUCH DAMAGES COULD HAVE BEEN FORESEEN OR PREVENTED; PROVIDED, THAT THE LIABILITY OF A PARTY FOR FRAUD, BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT SHALL NOT BE LIMITED BY THE PROVISIONS OF THIS SECTION 10.1.
10.2 No Limitations on Other Agreements. For the sake of clarity, nothing herein shall operate to limit any Person’s liability under any other Transaction Document, provided that a Party will not be entitled to recover under multiple Transaction Documents for the same Loss.
10.3 Indemnification.
(a)Each Party will, at its sole expense, indemnify, defend (or settle) and hold harmless the other Party, its Affiliates, its Representatives (collectively, the “indemnified Party”) from and against any and all Losses resulting from a Claim to the extent that such Claim is caused by the indemnifying Party’s: (i) actual or alleged violation of Applicable Law or Order; or (ii) fraud, bad faith, gross negligence or willful misconduct.
(b)The indemnified Party agrees to (i) notify the indemnifying Party of a Claim in writing as soon as practicable, (ii) provide the indemnifying Party (at the indemnifying Party’s expense) any assistance reasonably requested by the indemnifying Party and reasonably necessary for the defense or settlement of such Claim, and (iii) allow the indemnifying Party to direct and control the defense and settlement of such Claim, provided however, that the indemnified Party reserves the right to retain counsel to participate in the defense and settlement of any Claim for which indemnification is sought, at the indemnified Party’s expense unless (x) the employment of counsel by the indemnified Party has been authorized by the indemnifying Party in writing, (y) the representation of such indemnified Party by the counsel retained by the indemnifying Party would be inappropriate due to actual or potential conflicts of interest between such indemnitee and any other party represented by such counsel in such proceedings, or (z) the indemnifying Party shall have not employed counsel to assume the defense of such action in a timely fashion, in each of which cases the reasonable fees and expenses of counsel for the indemnified Party shall be at the expense of the indemnifying Party.
(c)The indemnifying Party shall not, without the indemnified Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed), settle, compromise or admit any fault or wrongdoing in respect of any Claim (or any claim, issue or matter therein), or consent to the entry of a judgment or settlement of a Claim which imposes any obligations on the indemnified Party other than the requirement to pay monies fully indemnifiable by the indemnifying Party.
(d)The rights to indemnification conferred in this Section 10 shall not be exclusive of any other right which any Person may have or hereafter acquire under Applicable Law, under any other agreement or otherwise; provided that an indemnified Party shall not be entitled to recover more than once for the same Loss. The indemnifying Party will not be obligated to indemnify the indemnified Party to the extent the indemnifying Party is prejudiced by the indemnified Party’s failure to comply with this Section 10.
11. Taxes.
11.1 Withholding.
(a)If Applicable Laws require a Party making a payment under this Agreement (such payment, an “Agreement Payment”, such Party, the “Payor”) to withhold Taxes (“Withholding Taxes”) from Agreement Payments made by Payor to the other Party (the “Payee”), then Payor shall be entitled to deduct and withhold the amount required by Applicable Law and pay such amount over time to the applicable Taxing Authority. Such withheld and deducted amount shall be treated for all purposes of this Agreement as having been paid to the Payee. Payee shall provide to Payor, at the time or times reasonably requested by Payor or as required by Applicable Law, such properly completed and duly executed documentation, if any, including but not limited to an IRS Form W-9 (a “Withholding Certificate”), that Payee is entitled to provide under Applicable Law as will, to the reasonable satisfaction of Payor, permit Agreement Payments to be made without, or at a reduced rate of, Withholding Taxes.
(b)Notwithstanding the foregoing, but subject to Section 11.1(c), in the event that Agreement Payments made by Payor following the date of this are subject to deduction or withholding solely as a result of an assignment under Section 12.6, a transfer of assets, re-domiciliation or other restructuring by Payor following the Effective Date (such action referred to as a “Payor Withholding Tax Action”), and no deduction or withholding would have been required absent such Payor Withholding Tax Action, then the Payor shall pay to the Payee such additional amount (a “Gross-Up Payment”) as necessary such that Payee receives an amount equal to the sum it would have received had no such deduction or withholding been made with respect to the Agreement Payment.
(c)In the event that Agreement Payments made by Payor are subject to deduction or withholding, and no deduction or withholding would have been required absent an assignment under Section 12.6, a transfer of assets, re-domiciliation or other restructuring by Payee following the date of this Agreement, then the Payor shall deduct the amount required by Applicable Law and pay such amount over to the applicable Taxing Authority and shall not be obligated to pay a Gross-Up Payment to Payee. Such withheld and deducted amount shall be treated for all purposes of this Agreement as having been paid to the Payee.
(d)If an Agreement Payment is subject to Withholding Taxes, the Payor shall use commercially reasonable efforts to provide Payee with ten (10) days' written notice of its intent to make a deduction and withholding. Payor shall use commercially reasonable efforts to cooperate with Payee in good faith to obtain reduction of or relief from such obligation to deduct and withhold. All Withholding Taxes deducted and withheld from Agreement Payments shall be timely paid over to the appropriate Taxing Authority in accordance with Applicable Law, and the Payor shall promptly provide the Payee with a written receipt or other reasonably available evidence establishing the amount and timing of each payment to the appropriate Taxing Authority.
11.2 Cooperation. The Parties agree to furnish or cause to be furnished to each other, upon reasonable request and as promptly as is reasonably necessary, such information that is in each Party’s possession and that relates to the transactions contemplated hereunder as is reasonably required for the filing of all Tax Returns, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or Proceeding, including any threatened Proceeding, relating to any Tax Return. The Parties shall retain all books and records with respect to the Taxes pertaining to the transactions contemplated in this Agreement. The Parties shall reasonably cooperate with each other in the conduct of any audit or other Proceeding, including any threatened Proceeding, related to Taxes under this Agreement.
11.3 Tax Matters.
(a)Nothing contained in this Agreement shall be deemed or construed by the Parties or any of their Affiliates to treat the relationship between the Parties contemplated by this Agreement as a partnership, joint venture or other business entity under Treasury Regulations Section 301.7701-1(a)(2) (or any corresponding provision under state, local or non-U.S. tax Law) (an “Entity”). Without the prior written consent of the Parties (such consent not to be unreasonably withheld, delayed or conditioned), no Party (or successor or assignee) shall, for Tax purposes, report the relationships established by this Agreement as an Entity, including either (a) making any disclosure that the relationships established by this Agreement may give rise to an Entity (whether on a U.S. Internal Revenue Service Form 8275 or otherwise) or (b) withholding any amounts from payments made to the other Party pursuant to Section 1446 of the Internal Revenue Code (or any corresponding provision under state, local or non-U.S. tax law) unless required by a Taxing Authority on audit or other examination.
(b)This Agreement is not intended to effect any transfer or beneficial ownership of any amount of a Reserves Base, or any interest, dividend, gain or other income with respect thereto, for U.S. federal, state and local tax purposes. The Parties agree to file all tax returns in a manner consistent with the foregoing intent unless required by a Taxing Authority on audit or other examination.
12. Miscellaneous Provisions.
12.1 Force Majeure. No Party shall be considered to be in breach of any of its representations and warranties under this Agreement as a result of a Force Majeure Event, or in breach of its obligations under this Agreement solely to the extent that performance of such obligations is prevented by any Force Majeure Event; provided, that (x) the Force Majeure Event was not caused by the negligence of the Party whose performance is adversely affected, or by the negligence of its Representatives, (y) notice of such Force Majeure Event is given in accordance with the provisions of Section 12.3 and (z) the Party whose performance is adversely affected uses commercially reasonable efforts to promptly overcome or mitigate the effects of such Force Majeure Event. Upon the occurrence of a Force Majeure Event, the Parties shall consult in good faith with respect to any commercially reasonable measures that may be taken in order to mitigate the impact of such Force Majeure Event. The Party whose performance is adversely affected by a Force Majeure Event shall give the other Party prompt written notice of the Force Majeure Event’s cessation or abatement. Notwithstanding the foregoing, no Force Majeure Event shall relieve an Issuer Party of its obligations to make Collaboration Payments pursuant to Section 4 of this Agreement.
12.2 Governing Law; Dispute Resolution.
(a)This Agreement and all matters or disputes arising out of or in connection with this Agreement, the subject matter hereof or the activities of the Parties in connection with or contemplated by this Agreement, shall be governed by, construed under and enforced in accordance with the laws of the

State of Delaware, United States of America, without reference to any conflicts of laws provisions which would require the imposition of the laws of any other jurisdiction.
(b)In the event that any matters or disputes arising out of or in connection with this agreement, the subject matter hereof, or the activities of the Parties in connection with or contemplated by this Agreement, is not resolved through the Dispute Escalation Procedure, the Parties agree to resolve all such matters or disputes in the Court of Chancery of the State of Delaware (or other court located in the State of Delaware if the Court of Chancery does not have subject matter jurisdiction over such matter or dispute). In the event of any such matters or disputes, each of the Parties hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery (or other court located in the state of Delaware if the Court of Chancery does not have subject matter jurisdiction over such matter or dispute), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action arising under or relating to this Agreement in any court other than the Delaware Court of Chancery (or other court located in the state of Delaware if the Court of Chancery does not have subject matter jurisdiction over such matter or dispute), and (iv) waives, to the fullest extent it may legally effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action, or proceeding arising out of or relating to this Agreement, as well as any right to the removal of any suit, action, or proceeding arising out of or relating to this Agreement.
(c)Notwithstanding Section 12.2(a) and Section 12.2(b), in the event any such Dispute relates solely to the Intellectual Property Rights of Centre (a “Centre IP Dispute”) other than the requirement to consummate the actions required pursuant to Section 3.3(d), (i) such Centre IP Dispute shall be governed by, construed under and enforced in accordance with the state and federal laws of the United States, and (ii) the Parties agree to resolve all such Centre IP Disputes in the Federal District Court in the District of Delaware.
12.3 Notices. All notices and other communications pertaining to this Agreement (except as otherwise provided herein) shall be in writing and may be given in any manner described below to the address set out below, and shall be deemed effective as follows: (a) if delivered personally to the Person designated below, (b) when the same is actually received, if sent by express overnight courier service, with charges prepaid and return receipt requested, or (c) if sent by email, if notice of nondelivery is not received, (i) at or prior to 5:00 pm local time of the recipient on a Business Day, on that Business Day or (ii) later than 5:00 pm local time of the recipient, on the next succeeding Business Day. The initial addresses and contact details of the Parties are as follows:
To Circle:
[*]
with a copy (which shall not constitute actual or constructive notice) to:
[*]
To Coinbase:
[*]
Any Party hereto may change its address or contact details from time to time by giving notice to that effect as provided in this Agreement.
12.4 Waiver. Failure of a Party hereto to insist, in any one or more instances, upon the strict performance of any of the covenants, agreements, terms, provisions or conditions of this Agreement, or to exercise any rights contained herein or therein shall not be construed as a waiver or relinquishment for the failure of the same covenant, agreement, term, provision or condition, but the same shall continue and remain in full force and effect.
12.5 Entire Agreement; Amendments.

(a)This Agreement, together with the other Transaction Documents, constitutes the entire agreement between the Parties with respect to the matters contemplated hereby and supersedes all prior and contemporaneous oral or written agreements or understandings of the Parties.
(b)The provisions of this Agreement, including this Section 12.5(b), may not be amended, modified or supplemented, and waivers or consents to departures from the provisions of this Agreement may not be given without the written consent of Circle and Coinbase.
12.6 Assignments, Successors.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Except as expressly permitted hereunder, neither Party may or shall assign this Agreement or any of its respective rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other Party hereto. Any purported assignment or delegation made in violation of this Section 12.6 shall be null and void ab initio.
(b)Notwithstanding any other provisions of this Section 12.6, either Party may assign this Agreement, in whole but not in part, upon at least five (5) days' prior written notice to the other Party, but without the consent of the other Party, to an Affiliate or to a Person that acquires all or substantially all of the assets or operations of such Party; provided, that such Affiliate or Person acknowledges and assumes in writing all responsibilities of such Party under this Agreement. If either Party or any of its Affiliates transfers or assigns its business related to any Applicable Stablecoin to any third party, such Party shall cause such transferee or assignee to agree to assume the obligations of this Agreement with respect to such Applicable Stablecoin.
12.7 Third Party Rights. The Parties do not intend that any term of this Agreement shall be enforceable by any Person who is not a Party to this Agreement. This Agreement, and all of its provisions and conditions, are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.
12.8 Severability. If a court of competent jurisdiction determines that any provision, covenant or condition of this Agreement or the application hereof or thereof to any Person or circumstance is deemed invalid or to any extent unenforceable, that wording insofar as it relates to that Person or circumstance shall be deemed not to be included in this Agreement and the balance of this Agreement (or part hereof, as applicable), shall remain in full force and effect and continue to be binding upon the Parties; provided that if such Order is not a Final Order, such provision shall only be suspended and during the period of such suspension the Party or Parties subject to such Order must continue to challenge such Order whether by pursuing all available and non-frivolous appellate remedies or negotiating with the relevant Governmental Authority.. In the circumstances referred to in this Section 12.8, the Parties shall use reasonable efforts to negotiate in good faith to substitute any invalid, illegal or unenforceable provision with a valid, legal or enforceable provision which achieves to the greatest extent enforceable the original intent (and commercial position) of the Parties as would have been achieved by the original provision including, without limitation and by way of example only, a Party’s assigning this Agreement to an Affiliate, restructuring the provisions set forth in Section 4 of this Agreement, or otherwise amending this Agreement. Notwithstanding anything in this Agreement to the contrary, if a court of competent jurisdiction issues an Order that prevents the Issuer Party’s making payments as described in Section 4 hereof then the provisions of Section 3.3 shall apply.
12.9 Availability of Equitable Relief. Each Party recognizes that a breach of any of the provisions of this Agreement could result in irreparable damage and harm to the other Party (and its Affiliates) and such Person may be without an adequate remedy at law in the event of any such breach. Therefore, each Party agrees that, if any provision of this Agreement is breached or is threatened to be breached, each Party and/or its Affiliates may: (a) seek to obtain specific performance, (b) seek to enjoin any Person that has breached, or threatens to breach, any such provision from engaging in any activity restricted by such provisions, and (c) pursue any one or more of the foregoing or any other remedy available to it under Applicable Law, provided that the seeking Party has provided the other Party notice of such actual or threatened material breach and has given such other Party a reasonable opportunity to cure unless the provision of notice and opportunity to cure may result in irreparable harm, in which case the seeking Party may pursue such remedies immediately and provide notice and opportunity to cure as soon as practicable. A Person seeking or obtaining any such relief shall not be precluded from obtaining any other relief to which that Person may be entitled. In addition, without limiting the foregoing and notwithstanding anything herein to the contrary, each Party hereby acknowledges and agrees that any breach by a Party of its obligations under Section 3.3 shall irreparably harm the other Party, notwithstanding the availability of any monetary damages, and that the non-breaching Party shall be entitled, in addition to any other remedies or relief permitted herein, to specific performance or any other equitable remedy (including a temporary restraining order) to enforce the other Party’s obligations under Section 3.3 of this Agreement, provided that the non-breaching Party has provided the other Party notice of such actual or threatened breach and has given such other Party a reasonable opportunity to cure.
12.10 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof or thereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party
12.11 No Joint Venture. This Agreement shall not be deemed to establish a joint venture, partnership, association or fiduciary or similar relationship between the Parties for any purpose. Nothing herein contained shall be construed as authorizing either Party to act as agent for or to negotiate or conclude any contract (or similar instrument) in the name of or on behalf of the other Party. Neither Party shall make any representations, warranties or commitments, express or implied, which purport to bind, or do bind, the other Party. Each Party shall be fully responsible for its Representatives’ compliance with the applicable provisions of this Agreement.
12.12 Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by Applicable Law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement.
12.13 Expenses. Each Party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.
12.14 Press Releases; Public Announcements. Notwithstanding anything herein or in any other Transaction Document to the contrary, neither Party shall, and each Party shall cause its Affiliates not to, make, issue or cause the publication of any press release or other public announcement with respect to this Agreement, or the transactions contemplated hereunder, without the prior written consent of the other Party, unless such publication or public announcement is required by Applicable Law or any listing agreement with any national securities exchange, in which case the disclosing Party shall provide prior notice and the opportunity for review and comment by the non-disclosing Party, in each case except to the extent that Applicable Law or any listing agreement with any national securities exchange precludes the opportunity for such prior notice, review or comment, as applicable. Notwithstanding the foregoing, nothing in this Agreement shall prevent a Party or its Affiliates from making, issuing or causing the publication of any press release or other public announcement regarding any public Dispute or any Proceeding between the Parties and/or their Affiliates.
12.15 Non-Circumvention. Non-Circumvention. Each Party agrees that it will not, and will cause its Affiliates not to, take any action or inaction that would avoid or seek to avoid the observance or performance of any of the terms of this Agreement, the IP License Agreement or the Master Services Agreement, and will at all times in good faith act in the interest of fulfilling its obligations under this Agreement and in a manner that it determines, in good faith, is necessary or appropriate in order to protect the rights of the Parties under this Agreement against impairment or circumvention. Without limiting the generality of the foregoing, neither Party shall (and shall cause its Affiliates not to) (i) rebrand any Applicable Stablecoin to provide for the marketing of such Applicable Stablecoin both (a) without the use of a Licensed Mark, and (b) using the same Proxy Address for the rebranded Applicable Stablecoin that was used for such Covered Stablecoin prior to such rebranding, (ii) take the position with any Governmental Authority or in any legal proceeding that this Agreement and the payments made hereunder are illegal or unenforceable for any reason, or (iii) enter into any agreements, whether written or otherwise, with another party providing for the temporary transfer of Ecosystem Stablecoins to Party Product Stablecoins for the purpose (whether the sole purpose or otherwise) of inflating a Party’s Interest Income allocation; provided, however, that the foregoing does not prevent either Party from entering into other third-party agreements that otherwise impact such Party's own Interest Income allocation in accordance with Section 3.2(c)(iv).
12.16 Reservation of Rights. Except as expressly set forth in this Agreement, nothing in this Agreement will be deemed to be a grant or transfer by a Party to the other of any Intellectual Property Rights of any kind, and each Party hereby reserves all right, title and interest in and to their respective Intellectual Property Rights.
12.17 Interpretation. The definitions in Section 1 shall apply equally to both the singular and plural forms of the terms defined. Unless the context requires otherwise, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references to Sections, Exhibits and Schedules shall be deemed to be references to Sections of, and Exhibits and Schedules to, this Agreement unless the context requires otherwise. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein, and the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole, including all Schedules and Exhibits, and not to any particular provision of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Any reference to a “day” or “days” in this Agreement (as opposed to, for the sake of clarity, Business Days) are references to a “calendar day” or “calendar days,” respectively and shall mean 12:00am UTC to 11:59pm UTC on such day. In any situation where a Party has the ability to consent or withhold consent to an action under this Agreement, such consent may be given or withheld in such Party’s sole discretion. In any situation where a Party must provide written notice to the other Party under this Agreement, email notice shall suffice. References to a Person are also to its permitted successors and permitted assigns. Except as otherwise expressly provided herein, any agreement, instrument or statute referred to herein means such agreement, instrument or statute as it may be amended, modified, supplemented or restated from time to time, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Collaboration Agreement to be executed on its behalf by its officer thereunto duly authorized, all as of the day and year first above written.
COINBASE GLOBAL, INC.

By:	/s/ Brian Armstrong
Name:	Brian Armstrong
Title:	Chief Executive Officer

CIRCLE INTERNET FINANCIAL LLC

By:	/s/ Jeremy Allaire
Name:	Jeremy Allaire
Title:	Chief Executive Officer

Schedule A
[*]
[Schedule A to Collaboration Agreement]

Schedule B
[*]

[Schedule B to Collaboration Agreement]

Exhibit 1
[*]
[Exhibit 1 to Collaboration Agreement]

Exhibit 2
New IP License Agreement

INTELLECTUAL PROPERTY LICENSE AGREEMENT
This Intellectual Property License Agreement (the “Agreement”) is made and entered into as of August 18, 2023 by and between Coinbase, Inc., a Delaware corporation (“Coinbase”) and Circle Internet Financial, LLC, a Delaware LLC (“Circle”). Coinbase and Circle are sometimes referred to herein individually as, a “Party” and collectively as, the “Parties.”
WHEREAS, Coinbase Technologies, Inc. (“Coinbase Technologies”), an Affiliate of Coinbase, and Circle had previously formed Centre Consortium, LLC, a Delaware limited liability company (“Centre”) to develop the network and operations of USDC;
WHEREAS, Coinbase Technologies transferred all of its membership interests in Centre to Circle pursuant to that certain Transaction Agreement, dated as of the date hereof (the “Transaction Agreement”), such that Circle now owns 100% of the outstanding equity securities in Centre;
WHEREAS, as of the date hereof, Centre transferred to Circle certain trade names and trademarks that are used in marketing Circle’s and Coinbase’s Stablecoin businesses, which trade names and trademarks were subsequently transferred to Coinbase as of the last day of the Restructuring Period (as defined in the Collaboration Agreement) (the “Effective Date”);
WHEREAS, the terms and conditions of this Agreement shall take effect on the Effective Date; and
WHEREAS, the Collaboration Agreement requires the license by Coinbase to Circle and its Affiliates of such trade names and trademarks for use in marketing Circle’s Stablecoin business, and Circle is willing to accept such license, subject to the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the premises and mutual promises set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
1.Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:
1.1“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person. A Person shall be deemed to “Control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
1.2“Agreement” has the meaning set forth in the preamble.
1.3“Applicable Law” means, with respect to any Person, any and all (a) laws, ordinances, or regulations, (b) codes, standards, rules, requirements, orders, guidance or criteria issued under any laws, ordinances or regulations, (c) rules of an SRO (including the rules of any securities exchange or equivalent) and (d) any and all judgments, orders, writs, directives, authorizations, rulings, decisions, injunctions, decrees, assessments, settlement agreements, or awards of any Governmental Authority, in each case applicable to such Person or its business or properties. For the sake of clarity, Applicable Law shall not include any terms or conditions of any settlement agreement, consent order or other similar voluntary commitment that is made without the other Party’s express written consent that require or authorize a Party to materially breach the Transaction Documents (as defined in the Collaboration Agreement) or otherwise materially impair a Party’s rights under the Transaction Documents.
1.4“Bankruptcy Code” has the meaning set forth in Section 7.3.
1.5“Business Day” means any day except (a) a Saturday or a Sunday or (b) any other day on which commercial banking institutions in the State of New York are authorized or directed by Applicable Law to close.

1.6“Centre” has the meaning set forth in the recitals.
1.7“Chain” means a distributed digital ledger that records computationally verified transactions or other data and acts as a separate digital ecosystem, but which may be connected via a bridging protocol to other distributed digital ledgers that record computationally verified transactions or other data.
1.8“Circle” has the meaning set forth in the preamble.
1.9“Coinbase” has the meaning set forth in the preamble.
1.10“Collaboration Agreement” means that certain Collaboration Agreement, by and between Coinbase Global, Inc. and Circle Internet Financial, LLC, dated as of the date hereof.
1.11“Covered Offering” means, with respect to a given Covered Stablecoin, any product or service of Circle or its Affiliates that uses or is provided in support of, or that is related to, such Covered Stablecoin.
1.12“Covered Stablecoin” means any of the Stablecoins listed on Exhibit A.
1.13“Cure” has the meaning set forth in Section 7.2.
1.14“Effective Date” has the meaning set forth in the recitals.
1.15“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any regulatory agency, body or authority, any supra-national authority and any SRO (including, in each case, any branch, department or official thereof).
1.16“Guidelines” has the meaning set forth in Section 3.1.
1.17“Identified Uses” has the meaning set forth in Section 3.2.
1.18“Incorrect Uses” has the meaning set forth in Section 3.2.
1.19“Infringement” has the meaning set forth in Section 4.3(a).
1.20“Licensed Marks” means the Marks listed on Exhibit C, and all unregistered, common law Marks that constitute, incorporate or are derived from the Marks listed in Exhibit C (or thereafter that may become Licensed Marks by written agreement of the Parties) which Coinbase has the right to license to Circle hereunder, and any other Marks that may become Licensed Marks by written agreement of the Parties.
1.21“Losses” means any and all losses, penalties, fines, costs, damages (and any interest due thereon), liabilities, amounts paid in settlements and offsets and any reasonable out-of-pocket costs, expenses and attorneys’ fees, including any of the foregoing incurred in connection with the investigation, response to and defense or settlement of a claim against or in respect of which indemnification is provided hereunder (including any such reasonable costs, expenses and attorneys’ fees incurred in enforcing a Party’s right to indemnification against or with respect to any appeal) and penalties and interest.
1.22“Marks” means any registered or unregistered trademarks, service marks, logos, slogans, trade dress and other designations of source or origin, trade names and fictional business names together with all translations, adaptations, derivations and combinations thereof, and together with the goodwill associated with or symbolized by any of the foregoing.
1.23“Order” means any order, agreement, directive, judgment, decision, decree, injunction, ruling, settlement agreement, stipulation, writ or assessment of any Governmental Authority, excluding (i) any of the foregoing expressly sought by a Party hereto (by way of example only, a declaratory judgment or regulatory assessment sought by a Party) and (ii) any terms or conditions of any settlement agreement, consent order, or other similar voluntary commitment that is made without the other Party’s express written consent that require or authorize a Party to materially breach the Transaction Documents (as defined in the Collaboration Agreement) or otherwise materially impair a Party’s rights under the Transaction Documents.
1.24“Party/Parties” has the meaning set forth in the preamble.
1.25“Permitted ISVs” has the meaning set forth in Section 2.2.
1.26“Person” means a natural person, partnership, domestic or foreign limited partnership, domestic or foreign limited liability company, trust, estate, association, corporation, other legal entity, or Governmental Authority.
1.27“Phase Out Period” has the meaning set forth in Section 3.1.
1.28“Primary Jurisdiction” means, with respect to a given Licensed Mark, the primary jurisdiction for the Covered Stablecoin associated with such Licensed Mark, as set forth on Exhibit A.
1.29“Proceeding” means any legal, administrative or arbitration action, suit, complaint, charge, hearing inquiry, investigation or proceeding, including those threatened.
1.30“Request for Declaratory Judgment” has the meaning set forth in Section 7.2.
1.31“Royalty” has the meaning set forth in Section 2.4.
1.32“SRO” means a non-governmental entity that has been granted executive, legislative, judicial, regulatory or administrative functions pertaining to government (including any stock exchange with authority over a Person pursuant to the listing of such Person’s securities).
1.33“Stablecoin” means a cryptocurrency that is pegged to a specific underlying fiat currency and for which the issuer maintains at least one-to-one reserves such that each coin is fully backed by and redeemable for one unit of the underlying fiat currency.
1.34“Stablecoin Promotional Materials” has the meaning set forth in Section 2.1.
1.35“Term” has the meaning set forth in Section 7.1.
1.36“Third Party Claim” means a Proceeding instituted by a Person that is not a Party to this Agreement or an Affiliate thereof.
1.37“Third Party Sublicensees” has the meaning set forth in Section 2.2.
1.38“Trademark Family” means, with respect to a given Licensed Mark, such Licensed Mark and all other Licensed Marks associated with the same Covered Stablecoin.
1.39“Transaction Agreement” has the meaning set forth in the recitals.
1.40“USDC” means the United States Dollar Stablecoin marketed using the USDC Mark and all Successor Stablecoins (as defined in the Collaboration Agreement) thereto.
1.41“USDC Mark” means “USDC” and any USDC formative mark on Exhibit C, including “USD COIN,” the USD coin logo and the dollar sign logo.
2.License Grant

2.1To Licensed Marks. Subject to the terms and conditions of this Agreement, Coinbase (on behalf of itself and its Affiliates) grants to Circle and its Affiliates (for so long as they remain Affiliates of Circle) a perpetual, irrevocable (except for a termination pursuant to Section 7.2), non-exclusive (subject to the following sentence), non-transferable, non-sublicenseable (except as set forth in Section 2.2), worldwide right and license under the Licensed Marks in order to market its business and operations, including to use the Licensed Marks on, or in connection with the advertising, promotion, marketing, commercialization, issuance, sale, distribution, development, provision and receipt of a Covered Stablecoin and any Covered Offering for a Covered Stablecoin (including, for the sake of clarity, to use the Licensed Marks in connection with domain names related to a Covered Offering) (collectively, the “Stablecoin Promotional Materials”). Coinbase agrees that Circle and its Affiliates have and will have the exclusive (even as to Coinbase and its Affiliates), worldwide, right and license during the Term to use all such Licensed Marks to be the Issuer Party (as defined in the Collaboration Agreement) of each Covered Stablecoin so long as Circle is the Issuer Party of such Covered Stablecoin pursuant to the Collaboration Agreement; provided, that for the sake of clarity, while Circle is the Issuer Party, Coinbase may use the Licensed Marks and may license the Licensed Marks for use by third parties so long as neither Coinbase nor any third party uses the Licensed Marks in a manner that suggests that such party is the issuer of a Covered Stablecoin. Notwithstanding the foregoing, Circle shall not use a Licensed Mark for a Covered Stablecoin to refer to another Covered Stablecoin in its Stablecoin Promotional Materials.
2.2Sublicensing. Circle may sublicense the Licensed Marks to third party software and service providers that provide interfaces, connectivity or access mechanisms to Circle’s or its Affiliates’ Covered Offerings (such third parties, “Permitted ISVs”) and any third parties who need to have access thereto for the purpose of developing, installing, testing, operating promoting, marketing, selling or distributing a Covered Offering including, for the sake of clarity, chain developers and operators that are party to written agreements with Circle or an Affiliate thereof (together with Permitted ISVs, the “Third Party Sublicensees”); provided, that such Third Party Sublicensees may only use the Licensed Marks for the purposes of marketing their interfaces, connectivity or access mechanisms to Circle’s or its Affiliates’ products and services. Circle shall be responsible for such Third Party Sublicensee’s use of the Licensed Marks as if such use were Circle’s own.
2.3Limitations.
(a) Notwithstanding anything to the contrary herein, (i) neither Party will use the Licensed Marks for a given Covered Stablecoin until ninety (90) days prior to the anticipated Launch Date (as defined in the Collaboration Agreement) for such Covered Stablecoin as contemplated under Section 6 of the Collaboration Agreement, and (ii) Circle may be the issuer of only one United States Dollar denominated Stablecoin, which Stablecoin shall at all times be marketed using the USDC Mark and, for the sake of clarity, Circle shall not at any time following the Effective Date issue a United States Dollar denominated Stablecoin branded with any name, logo or other identifier other than the USDC Mark.
(b) Notwithstanding anything to the contrary herein, clause (ii) of Section 2.3(a) shall cease to be in effect if, in any twelve (12) month period after the Effective Date, Coinbase, together with its Affiliates measured on a consolidated basis, receives gross revenue with respect to any single United States Dollar denominated Stablecoin other than USDC from the issuance, partnership or other arrangement (which, for the sake of clarity, shall not include the listing of a Stablecoin or making a Stablecoin available on Coinbase products) with the issuer of such Stablecoin (including interest on the reserves or other issuer fees, but for the sake of clarity, excluding revenue related to other services provided by Coinbase and its Affiliates such as exchange services) that is equal to or greater than (i) [*] of the Royalty paid or accrued hereunder with respect to the USDC Mark if the market capitalization of USDC is greater than [*] or (ii) [*] of the Royalty paid or accrued hereunder with respect to the USDC Mark if the market capitalization of USDC is less than or equal to [*].
(c) In the event that clause (ii) of Section 2.3(a) ceases to be in effect pursuant to Section 2.3(b), Circle agrees that the Stablecoin branded as USDC as of the Effective Date shall continue to be branded as USDC and Circle must maintain compliance with all relevant financial regulatory and consumer protection requirements applicable to USDC and shall not take any actions designed to diminish the ongoing operability of USDC or otherwise undermine the safety and soundness of the reserves backing USDC.

2.4Royalties. In consideration of the rights and options granted by Coinbase to Circle, Circle shall pay to Coinbase a monthly royalty payment (each, a “Royalty”) calculated pursuant to Schedule 1 attached hereto. Such Royalty payments shall be due and payable to Coinbase for so long as this Agreement and the rights granted to Circle herein remain in effect, regardless of whether any of the Licensed Marks cease to be registered trademarks in any jurisdiction or whether any third party challenges the validity and enforceability of the Licensed Marks in any jurisdiction.
3.Form of Use; Quality Control.
3.1Forms. Circle shall use, and shall cause its Affiliates and direct its Third Party Sublicensees to use, the Licensed Marks only in the forms permitted in Coinbase’s then-current brand guidelines attached hereto as Exhibit B (the “Guidelines”). Coinbase warrants that the Guidelines provided to Circle will not materially differ from the Guidelines generally provided by Coinbase to third parties, or followed by Coinbase itself, in connection with the use of the Licensed Marks. Coinbase may in good faith make reasonable amendments to the Guidelines from time to time by providing written notice to Circle; provided, that no such amendment shall impose a new requirement that use of the Licensed Marks includes any requirement that they be accompanied by (i) the designations ®, SM or ™ (unless such designations are required to maintain trademark rights in a jurisdiction in which the Licensed Marks are registered and Coinbase uses such designation in connection with its use of the Licensed Marks in such jurisdiction, in which case Circle shall be required to include such designations in paper-based materials (and for clarity, not in any digital materials) containing the Licensed Marks in such jurisdictions), (ii) a statement that the Licensed Marks are registered by or are used under license from Coinbase, (iii) a wordmark with a logo (unless the applicable Licensed Mark consists of a wordmark and a logo), or (iv) any reference to Coinbase (by way of example only, “licensed from Coinbase”). In the event of such an amendment to the Guidelines, Circle shall conform its use of the Licensed Marks to such amended Guidelines no later than sixty (60) days following the date on which Circle has received such amended Guidelines (the “Phase Out Period”). During the Phase Out Period, Circle shall, and shall cause its Affiliates and direct its Third Party Sublicensees to, (a) use the applicable previously used Licensed Marks solely in a manner in which such Licensed Marks were used by Circle in the ordinary course of business immediately prior to the date on which Circle received such updated Guidelines and (b) phase out any and all use of the Licensed Marks that are not in accordance with the updated Guidelines as soon as reasonably practicable.
3.2Samples. Circle shall make available to Coinbase, for its approval (which approval Coinbase shall not unreasonably withhold, condition or delay), samples of all uses of the Licensed Marks in the Covered Offerings and the Stablecoin Promotional Materials that deviate from the Guidelines. Notwithstanding the foregoing, Circle need not provide samples of any existing uses of the Licensed Marks as of the Effective Date; provided, that: (i) within ninety (90) days following the Effective Date, Circle will identify to Coinbase in writing existing uses of the Licensed Marks that it wishes to obtain exceptions for (“Identified Uses”), (ii) Circle ceases distribution of materials bearing Licensed Marks in a manner that does not comply with the Guidelines or this Agreement (excluding Identified Uses which Coinbase does not object to in writing within thirty (30) days of receiving the list of Identified Uses from Circle, the “Incorrect Uses”); and (iii) after the Effective Date, Circle uses commercially reasonable and good faith efforts to replace or modify such Incorrect Uses to comply with the Guidelines and this Agreement as soon as reasonably practicable following the Effective Date. For clarity the foregoing will not affect Circle’s obligations under this Agreement with respect to uses of the Licensed Marks beginning after the Effective Date. Coinbase shall have the right to make reasonable objections to any such sample on the grounds that Coinbase believes that the use of such materials by Circle will be damaging to or dilutive of the value of, or reputation associated with, the Licensed Marks. Coinbase shall exercise its approval rights in good faith and any request for modification of a submission shall include an appropriate explanation.
3.3Quality Control. The nature and quality of all goods bearing, or services rendered in connection with, any of the Licensed Marks must conform to the level of quality historically associated with the Licensed Marks. Without limiting the foregoing, Coinbase shall have the right to monitor the quality of the Covered Offering provided by Circle and Circle will correct any nonconformity identified by Coinbase to Circle in writing as soon as reasonably practicable (but in any event within sixty (60) days of such notice).

3.4Compliance with Law. Circle shall comply with Applicable Law pertaining to its use of the Licensed Marks, and its sale, distribution, performance and advertising of goods and services under the Licensed Marks; provided that Circle’s failure to comply with Applicable Law will not be deemed a breach of the foregoing to the extent such failure does not result in a material adverse effect on Coinbase or the Licensed Marks.
3.5No Modification of Licensed Marks. Unless Circle obtains Coinbase’s prior written approval, and except as expressly permitted under this Agreement, Circle shall not use any of the Licensed Marks in a form different from those depicted in Exhibit C, nor shall it combine any of the Licensed Marks with any other trademark, word, symbol, letter, design or mark.
3.6No Disparagement. From the Effective Date until the last applicable Covered Stablecoin has been redeemed, neither Party shall (and shall cause their Affiliates not to) use any of the Licensed Marks in connection with any activity that disparages the applicable Covered Stablecoin or that damages the reputation for quality inherent in the Licensed Marks. From the Effective Date until the termination of the Collaboration Agreement, neither Party shall (and shall cause their Affiliates not to) use any of the Licensed Marks in connection with any activity that disparages the other Party, its Affiliates, or its or their products or services. Notwithstanding the foregoing, nothing herein shall prevent a Party or its Affiliates from (i) making factual statements regarding any of the foregoing or (ii) testifying truthfully in any legal or administrative proceeding where such testimony is compelled or advisable on the advice of counsel, or from otherwise complying with Applicable Law, including responding accurately and fully to any question, inquiry or request for information when required by legal process (including investigation by a Governmental Authority). Notwithstanding the foregoing, nothing in this Agreement shall prevent a Party or its Affiliates from making, issuing or causing the publication of any press release or other public announcement regarding any public dispute or any legal or arbitral proceeding between the Parties and/or their Affiliates.
4.Protection of Licensed Marks
4.1Protection. Coinbase shall, at its sole expense and discretion, maintain the registrations of the Licensed Marks in full force and effect and prosecute all pending applications for registration of the Licensed Marks. With respect to the Licensed Marks, Coinbase shall inform Circle of significant developments of which Coinbase becomes aware in connection with litigation, material opposition or other material challenge to the use, ownership, registration or validity thereof or rejection of any application for registration thereof, in each case in the jurisdictions listed on Exhibit D hereto with respect to Licensed Marks that are USDC Marks or, with respect to any other Licensed Marks, in its Primary Jurisdiction. Neither Coinbase nor Circle shall take any action or omit to take any action, or take or permit any use of the Licensed Marks, that such party knows will or is likely to, directly or indirectly, (a) dilute, tarnish or impair the value, registration or validity of the Licensed Marks or, (b) with respect to Coinbase, abandon the Licensed Marks other than in accordance with this Section 4. Notwithstanding the foregoing sentences, Coinbase may, using its reasonable business judgment, abandon the Licensed Marks, allow the Licensed Marks to lapse, or cease prosecution or maintenance of such Marks; provided, that Coinbase shall not discontinue use, abandon or allow any registrations or applications for registration for any Licensed Mark to lapse in any jurisdiction without first providing at least forty-five (45) days’ prior written notice to Circle to permit Circle to decide whether to assume responsibility for any such applications or registrations. If Circle elects to assume responsibility for any such applications or registrations for a Licensed Mark, Circle shall notify Coinbase in writing of its desire to assume responsibility of such Licensed Mark within such forty-five (45) day period, and Coinbase shall reasonably cooperate with Circle and sign and file or record any documents reasonably required to prosecute or maintain such applications or registrations for the Licensed Mark at Circle’s sole expense, but for clarity, (i) if Coinbase abandons or allows to lapse the applications and registrations with respect to all Licensed Marks in such Licensed Marks’ Trademark Family, the foregoing registration shall be in Circle’s name, and (ii) if Coinbase continues to maintain in full force and effect the applications and registrations for any other Licensed Mark in such Licensed Mark’s Trademark Family, the foregoing registration shall be in Coinbase’s name.
4.2Step-In by Circle. Coinbase will give Circle at least forty-five (45) days’ prior written notice if Coinbase decides to abandon or allow to lapse (i) with respect to Licensed Marks that are USDC Marks, all applications and registrations of Licensed Marks in such Licensed Marks’s Trademark Family in all of the jurisdictions listed on Exhibit D hereto, and (ii) with respect to any other Licensed Marks, all applications and registrations of Licensed Marks in such Licensed Marks’s Trademark Family in the Primary Jurisdiction; provided, that with respect to either of the foregoing clauses (i) and (ii), an application for registration of, or registration for, a Licensed Mark shall not be deemed to have been abandoned or allowed to lapse by Coinbase if such application or registration has been rejected or refused by the applicable Governmental Authority responsible for review of such applications or registrations and it would be impossible or impracticable for Coinbase, using commercially reasonable efforts, to file an amended application that would allow such Mark to register or meet formalities that would allow registration to renew. Notwithstanding Section 4.1, in the case of either of the foregoing clauses (i) and (ii), Circle shall have the right, but not the obligation, to take ownership of all or some of the registrations of and applications for Licensed Marks in such Licensed Mark’s Trademark Family. If Circle elects to take ownership of any of the registrations of or applications for such Licensed Marks, Circle shall notify Coinbase in writing within such forty-five (45) day period, and Coinbase shall reasonably cooperate with Circle and sign and file or record any documents reasonably required to effectuate the transfer of such registrations of or applications for such Licensed Marks in each case as reasonably requested by Circle. For clarity, the cost of recording any assignment to Circle shall be at Circle’s sole expense and each of Coinbase and Circle shall otherwise bear its own costs in connection with such transfer and the negotiation and consummation thereof (including, as applicable, attorneys’ fees and any taxes incurred in connection with such transfer). If Circle does not elect to take ownership of any of such registrations of or applications for such Licensed Marks in accordance with the foregoing, then such Licensed Marks shall cease to be Licensed Marks hereunder.
4.3Enforcement.
(a) Each Party shall promptly notify the other Party of any actual or potential infringement, counterfeiting, violation or unauthorized use of the Licensed Marks by any other Person (an “Infringement”) of which it becomes aware. Each Party shall also promptly notify the other Party of any Proceeding that alleges that Coinbase’s or Circle’s use of the Licensed Marks or other activities hereunder infringes the rights of a third party.
(b) Coinbase shall monitor the market for infringing uses of the Licensed Marks by third parties and shall have the first right to enforce its rights in any of the Licensed Marks, including to bring an action with respect to any Infringement and to control the prosecution, maintenance and filing of all Licensed Marks. Circle shall, at Coinbase’s expense, cooperate fully to assist Coinbase with any legal or equitable action taken by Coinbase to protect Coinbase’s rights in the Licensed Marks. Notwithstanding the foregoing, if within fifteen (15) days following either Party’s receipt of a notice provided under Section 4.2(a) with respect to an Infringement of any Licensed Mark, Coinbase does not initiate legal action with respect to any Infringement, or if Coinbase subsequently notifies Circle of its decision not to proceed with any such action then, subject to Coinbase’s prior written consent (not to be unreasonably withheld, conditioned, or delayed), Circle shall have the right, but not the obligation, to bring or take any such action as it determines is necessary in its reasonable business judgment to halt any such Infringement and to control the conduct of such enforcement action, including settlement; provided that Circle will not, without Coinbase’s prior written consent, agree to settlement of such Infringement that admits any fault on the part of Coinbase, waives any rights of Coinbase or imposes any restriction on Coinbase.
(c) In the event that Circle takes action against any alleged Infringement in accordance with Section 4.2(b), Circle shall be responsible for the expenses of such enforcement action, including attorneys’ fees, and Coinbase shall provide such assistance as may be reasonably requested by Circle, at Circle’s expense, in connection with any such enforcement action (including being joined as a party to such action as necessary to establish standing). Any monetary recovery resulting from such enforcement action shall belong solely to Circle (subject to Circle’s payment of the Royalty).
5.Ownership
5.1Ownership of Licensed Marks. Circle acknowledges that it has no interest in the Licensed Marks other than the licenses granted under this Agreement and that Coinbase will remain the sole and exclusive owner of all right, title and interest in the Licensed Marks. For the avoidance of doubt, as between the Parties, Coinbase, and not Circle, will have the right to control the prosecution, maintenance and filing of all Licensed Marks. Circle agrees that any good will in the Licensed Marks resulting from Circle’s use thereof will inure solely to the benefit of Coinbase and Circle’s use of the Licensed Marks will not create any right, title or interest for Circle in the Licensed Marks. If Circle registers or applies to register any Mark that is the same as a Licensed Mark (or that contains the Licensed Mark in its entirety in addition to any other letters, words, logos or symbols) in violation of its obligations under this Agreement, Circle agrees, at Coinbase’s request, immediately to assign to Coinbase all its rights in such Mark (other than the rights afforded to Circle in this Agreement), including any application or registration for such Mark.
5.2No Contest. Circle shall not contest, oppose or challenge the validity of the Licensed Marks or Coinbase’s ownership of the Licensed Marks, nor shall Circle take the position that the methodology used to calculate the Royalty is unreasonable. Circle shall use commercially reasonable efforts to avoid taking any action that Circle knows will or could impair Coinbase’s ownership or rights in the Licensed Marks. In particular, except as permitted pursuant to Section 4.2 of this Agreement or Section 6.6 of the Collaboration Agreement, Circle shall not register or attempt to register the Licensed Marks (or any Mark that is the same as a Licensed Mark or that contains the Licensed Mark in its entirety in addition to any other letters, words, logos or symbols) in any jurisdiction and will not oppose Coinbase’s registration or use of Marks that are the same as the Licensed Marks in any jurisdiction. For the sake of clarity, subject to the foregoing and Section 2.3(a)(ii) of this Agreement, either Party may use or register a Mark with respect to any Stablecoin that is not a Covered Stablecoin, and the Parties hereby acknowledge and agree that, subject to the foregoing sentence and Section 2.3(a)(ii) of this Agreement, any such Mark shall not be deemed to be confusingly similar to a Licensed Mark on the basis that such Mark includes the International Organization for Standardization’s currency code for the relevant fiat currency (by way of example only, “USDB” or “JUSD” shall not be deemed confusingly similar to a Licensed Mark on the basis that either of the foregoing include “USD”). Coinbase shall comply in good faith with any reasonable request made by Circle in connection with Circle’s use or registration of any Mark described in the preceding sentence, to the extent such use or registration is challenged by a third party on the basis that it is confusingly similar to a Licensed Mark.
5.3Assistance. Circle shall, at Coinbase’s expense, use commercially reasonable efforts to assist Coinbase in complying with any formalities to protect the Licensed Marks under U.S. or foreign law, such as registering the Licensed Marks, registering this Agreement or recording Circle as a registered user. Circle shall execute any documents reasonably requested by Coinbase, including, but not limited to, applications for recordation of Circle as a registered user and additional licenses for recording with the appropriate authorities. Upon termination of this Agreement, Circle shall execute any documents reasonably requested by Coinbase to effect cancellation of any recordations made under this Section 5.3.
5.4New Licensed Marks. Coinbase will provide written notice to Circle as soon as reasonably practicable if Coinbase applies for a Mark that is the same as a Licensed Mark in a jurisdiction in which such same Licensed Mark is not already registered, and effective upon such notice, such Mark will be deemed a Licensed Mark hereunder. Circle may propose to Coinbase in writing that additional applications for trademark registrations be filed in relation to the Licensed Marks or Covered Stablecoins (including, by way of example, the registration of a Mark that is the same as a Licensed Mark in a different jurisdiction). Such applications may be made at Coinbase’s reasonable discretion and at Coinbase’s expense; provided, that if Coinbase does not undertake to initiate any such application proposed by Circle within thirty (30) days after receiving Circle’s request for such action, then to the extent allowable under Applicable Law, Circle may initiate the requested application at Circle’s expense and in Coinbase’s name, which, if granted, will be deemed a Licensed Mark hereunder.
6.Indemnification.
6.1Coinbase. Coinbase shall defend, indemnify and hold Circle harmless from and against any Losses arising out of or in connection with Third Party Claims that Circle’s use of the Licensed Marks infringes the rights of any third party on or after the Effective Date; provided and only to the extent that Circle’s alleged use of the Licensed Marks was not in breach of this Agreement; and provided further that Circle gives Coinbase timely written notice of the Third Party Claim so as not to prejudice its settlement or defense, and sole control over and reasonable assistance with its settlement and defense.

(a) In the event Coinbase receives information concerning an intellectual property infringement claim (including a Third Party Claim) related to one of the Licensed Marks, Coinbase may elect to (i) procure for Circle the right to continue to use the alleged infringing Licensed Mark in accordance with this Agreement or (ii) replace or modify the Licensed Mark to make it non-infringing, in which case Circle shall cease distribution and provision of Covered Offerings and Stablecoin Promotional Materials bearing or using the alleged infringing Licensed Mark, or (iii) if neither (i) nor (ii) are possible for Coinbase in a commercially reasonable manner, Coinbase may terminate the license with respect to such Licensed Mark provided that such termination will not be effective until Coinbase discontinues its use of such Licensed Mark.
(b) Coinbase shall have no liability for any trademark infringement claim (including a Third Party Claim) based on Circle’s use of the Licensed Marks after Coinbase’s notice under Section 6.1(a) that, due to such a claim, Circle should begin use of a substitute for an actual or allegedly infringing Licensed Mark or, if applicable, cease use of one of the Licensed Marks; provided, that Coinbase has also ceased use of such Licensed Marks. Circle agrees to indemnify and defend Coinbase from and against all Losses arising out of or resulting from all Third Party Claims described in this Section 6.1(b).
6.2Circle. Circle shall defend, indemnify and hold Coinbase harmless from and against any Losses arising out of or in connection with any Third Party Claim arising out of Circle’s use of the Licensed Marks in material breach of this Agreement on or after the Effective Date; provided and only to the extent that Coinbase gives Circle timely written notice of such Third Party Claim, so as not to prejudice its settlement or defense, and sole control over and reasonable assistance with its settlement and defense.
7.Term and Termination
7.1Term. The term of this Agreement will begin on the Effective Date and continue until terminated in accordance with the provisions of this Agreement (the “Term”).
7.2Grounds for Termination. This Agreement, and/or the licenses granted herein, may be terminated only: (i) by mutual written agreement of the Parties; or (ii) by Coinbase if Circle fails to make a required Royalty payment to Coinbase for any reason and does not cure such failure within thirty (30) days of Coinbase’s notice of such failure.
7.3Effect of Bankruptcy. The license granted to Circle hereunder is, and shall otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), a license to rights to “intellectual property” as defined in Section 101 of the Bankruptcy Code, and such license constitutes the “embodiment of such intellectual property” as contemplated in Section 365(n) of the Bankruptcy Code. The Parties agree that Section 365(n) of the Bankruptcy Code is applicable to this Agreement, and that, if Coinbase or its Affiliates, as debtor in possession or a trustee in bankruptcy for any of Coinbase or its Affiliates in a case under the Bankruptcy Code, rejects this Agreement, Circle may, on behalf of itself and its Affiliates, elect to retain its rights under this Agreement as provided for in Section 365(n) of the Bankruptcy Code and all other rights over Coinbase or its Affiliates, as applicable, or the trustee in such circumstances as provided in Section 365(n) of the Bankruptcy Code.
7.4Effect of Termination. In the event of any termination of this Agreement other than a termination due to a transfer of all Licensed Marks to Circle, Circle shall discontinue immediately all use of the Licensed Marks (including, without limitation, the use of any domain names incorporating any Licensed Mark). In the event of such termination, Circle shall cease use of any corporate name incorporating any of the Licensed Marks, and will transfer to Coinbase any internet domain names that incorporate any of the Licensed Marks.
7.5Survival. The provisions of Sections 1, 2.3(a)(ii), 2.3(b), 2.3(c), 6 (solely with respect to Third Party Claims that relate to the action or inaction of a Party prior to the termination of this Agreement), 7.4, 7.5 and 8 shall survive termination of this Agreement regardless of the reason for termination.
8.Miscellaneous

8.1Assignment.
(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Except as expressly permitted hereunder, neither Party may or shall assign this Agreement or any of its respective rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other Party hereto. Any purported assignment or delegation made in violation of this Section 8.1 shall be null and void ab initio.
(b) Notwithstanding any other provisions of this Section 8.1, either Party may assign this Agreement, in whole but not in part, upon at least five (5) days’ prior written notice to the other Party, but without the consent of the other Party, to an Affiliate or to a Person that acquires all or substantially all of the assets or operations of such Party (including, in the case of Circle, the issuance of USDC as long as Circle is the Issuer Party); provided, that such Affiliate or Person acknowledges and assumes in writing all responsibilities of such Party under this Agreement. If either Party or any of its Affiliates transfers or assigns its business related to any Covered Stablecoin to any third party, such Party shall cause such transferee or assignee to agree to assume the obligations of this Agreement with respect to such Covered Stablecoin.
8.2Relationship of the Parties. This Agreement shall not be deemed to establish a joint venture, partnership, association or fiduciary or similar relationship between the Parties for any purpose. Nothing herein contained shall be construed as authorizing either Party to act as agent for or to negotiate or conclude any contract (or similar instrument) in the name of or on behalf of the other Party. Neither Party shall make any representations, warranties or commitments, express or implied, which purport to bind, or do bind, the other Party. Each Party shall be fully responsible for its Representatives’ compliance with the applicable provisions of this Agreement.
8.3Notices. All notices and other communications pertaining to this Agreement (except as otherwise provided herein) shall be in writing and may be given in any manner described below to the address set out below, and shall be deemed effective as follows: (a) if delivered personally to the Person designated below, (b) when the same is actually received, if sent by express overnight courier service, with charges prepaid and return receipt requested, or (c) if sent by email, if notice of nondelivery is not received, (i) at or prior to 5:00 pm local time of the recipient on a Business Day, on that Business Day or (ii) later than 5:00 pm local time of the recipient, on the next succeeding Business Day. The initial addresses and contact details of the Parties are as follows:
To Circle:
Attention: Circle Legal Department
[*]
To Coinbase:
Attention: Coinbase Legal Department
[*]

Any Party hereto may change its address or contact details from time to time by giving notice to that effect as provided in this Agreement.
8.4Waiver. Failure of a Party hereto to insist, in any one or more instances, upon the strict performance of any of the covenants, agreements, terms, provisions or conditions of this Agreement, or to exercise any rights contained herein or therein shall not be construed as a waiver or relinquishment for the failure of the same covenant, agreement, term, provision or condition, but the same shall continue and remain in full force and effect.
8.5Severability. If a court of competent jurisdiction determines that any provision, covenant or condition of this Agreement or the application hereof or thereof to any Person or circumstance is deemed invalid or to any extent unenforceable, that wording insofar as it relates to that Person or circumstance shall be deemed not to be included in this Agreement and the balance of this Agreement (or part hereof, as applicable), shall remain in full force and effect and continue to be binding upon the Parties; provided, that if such Order is not a final and non-appealable Order, such provision shall only be suspended and during the period of such suspension the Party or Parties subject to such Order must continue to challenge such Order whether by pursuing all available and non-frivolous appellate remedies or negotiating with the relevant Governmental Authority. For the sake of clarity, in the event of a final, non-appealable Order that prevents the payment of Royalties in accordance herewith, this Agreement and the license grants set forth herein shall automatically terminate.
8.6Integration; Amendment. This Agreement (including the attachments and any addenda hereto signed by both Parties), together with the Collaboration Agreement, contains the entire agreement between the Parties with respect to the matters contemplated hereby and supersedes all prior and contemporaneous oral or written agreements or understandings of the Parties. The provisions of this Agreement, including this Section 8.6, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions of this Agreement may not be given without the written consent of Circle and Coinbase.
8.7Governing Law; Venue.
(a) This Agreement will be interpreted and construed in accordance with the federal laws of the United States of America, without regard to conflict of law principles. All disputes arising out of this Agreement will be subject to the exclusive jurisdiction of the federal courts located in New Castle County, Delaware, and each Party hereby consents to the personal jurisdiction thereof.
(b) Notwithstanding Section 8.7(a), in the event any dispute between the Parties relates to the matters contemplated by the second sentence of Section 8.10 of this Agreement, such dispute shall be governed by, construed under and enforced in accordance with the laws of the State of Delaware, and the Parties agree to resolve all such disputes in the Court of Chancery of the State of Delaware.
8.8Interpretation.
(a) For purposes of interpreting this Agreement, whenever the context requires, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” Any reference herein to “the Parties” means the entities that are parties to this Agreement; any reference to a “third party” means a person or an entity that is not a party to this Agreement. Any reference to a “day” or “days” in this Agreement (as opposed to, for the sake of clarity, Business Days) are references to a “calendar day” or “calendar days,” respectively.
(b) If Circle becomes the owner of a Licensed Mark (as contemplated under Sections 4.1 or 4.2 hereunder) then, solely with respect to such Licensed Marks, and effective immediately as of the transfer of such Licensed Marks, this Agreement shall be construed such that all references herein to “Coinbase” are deemed to be references to “Circle,” and all references herein to “Circle” are deemed to be references to “Coinbase.” The Parties will cooperate in good faith to make any additional changes as are reasonably necessary to account for Circle as licensor and Coinbase as licensee hereunder, including, as applicable, revising or conforming Sections 2.4, 3.1, 3.2 and 4.2 of this Agreement with respect to such Licensed Marks. Notwithstanding the foregoing, any license granted by Circle to Coinbase pursuant to this Section 8.8(b) shall be royalty free.
8.9Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by Applicable Law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement.
8.10Equitable Relief; Sole Remedy. Each Party acknowledges and agrees that any breach of its obligations under this Agreement could result in irreparable harm to the other Party (and its Affiliates) which cannot be reasonably or adequately compensated in damages. Therefore, notwithstanding the provisions of Section 8.7, each Party agrees that, if any provision of this Agreement is breached or is threatened to be breached (including, for the sake of clarity, Circle’s obligation to make Royalty payments hereunder and the restrictions contained in Section 8.11 of this Agreement), each Party and/or its Affiliates may seek to obtain injunctive and/or equitable relief to prevent a breach and to secure enforcement thereof, in addition to any other relief or award to which such Party may be entitled. In addition, without limiting the foregoing and notwithstanding anything herein to the contrary, Circle hereby acknowledges and agrees that any breach by it of its obligations under Sections 2.3(a)(ii), 2.3(c), 2.4 and 7.4 of this Agreement, and any material breach by it of its other obligations under this Agreement, in each case, that is not cured within thirty (30) days of written notice thereof shall irreparably harm Coinbase, notwithstanding the availability of any monetary damages, and that Coinbase shall be entitled, in addition to any other remedies or relief permitted herein, to specific performance or any other equitable remedy (including a temporary restraining order) to prevent Circle’s (i) issuance of a United States Dollar denominated Stablecoin under any name, logo or other identifier other than the USDC Mark, except as permitted herein, (ii) continued use of the Licensed Marks after this Agreement has terminated, and (iii) rebranding any Covered Stablecoin to provide for the marketing of such Covered Stablecoin both (1) without the use of a Licensed Mark and (2) using the same Proxy Address (as defined in the Collaboration Agreement) for the rebranded Covered Stablecoin that was used for such Covered Stablecoin prior to such rebranding, in each case after having provided written notice to Circle of such breach. The non-prevailing Party will reimburse the other Party’s reasonable, documented and out-of-pocket expenses (including reasonable attorneys’ and expert witness’ fees) incurred in connection with the foregoing. Notwithstanding the foregoing, each Party acknowledges that this Agreement may be terminated solely pursuant to Section 7.2, and except as otherwise provided in Section 7.2, any relief sought hereunder (whether equitable relief, a remedy at law, or both) shall constitute such Party’s sole relief for breach of this Agreement.
8.11Non-Circumvention. Each Party agrees that it will not, and will cause its Affiliates not to, take any action or inaction that would avoid or seek to avoid the observance or performance of any of the terms of this Agreement, and will at all times in good faith act in the interest of fulfilling its obligations under this Agreement and in a manner that it determines, in good faith, is necessary or appropriate in order to protect the other Party’s rights under this Agreement against impairment or circumvention. Without limiting the generality of the foregoing, each Party shall not (and shall cause its Affiliates not to) (i) rebrand any Covered Stablecoin to provide for the marketing of such Covered Stablecoin both (a) without the use of a Licensed Mark and (b) using the same Proxy Address (as defined in the Collaboration Agreement) for the rebranded Covered Stablecoin that was used for such Covered Stablecoin prior to such rebranding, or (ii) take the position with any Governmental Authority or in any legal proceeding that this Agreement or any of the Parties’ rights or obligations hereunder, including the obligation to make royalty payments, are illegal, unreasonable or unenforceable for any reason.
[Signature Page Follows]

The Parties have executed this Agreement as of the date first above written.

Circle Internet Financial, LLC:		Coinbase, Inc.:

By:	/s/ Jeremy Allaire	By:	/s/ Alesia Haas
Name:	Jeremy Allaire	Name:	Alesia Haas
Title:	Chief Executive Officer	Title:	Chief Executive Officer
[Signature Page to Intellectual Property License Agreement]

EXHIBIT A
COVERED STABLECOINS AND PRIMARY JURISDICTIONS
[*]
[Exhibit A to Intellectual Property License Agreement]

EXHIBIT B
USDC BRAND GUIDELINES
[*]
[Exhibit B to Intellectual Property License Agreement]

EXHIBIT C
LICENSED MARKS
[*]
[Exhibit C to Intellectual Property License Agreement]

EXHIBIT D
USDC MARK JURISDICTIONS
[*]
[Exhibit D to Intellectual Property License Agreement]

SCHEDULE 1
Royalty Calculations
1.Royalty Payments.
1.1.Royalty Payment Base.
(a) The “Initial Royalty Payment Base” used in calculating the Royalty for the license granted to the Licensed Marks applicable to a given Licensed Stablecoin during each Applicable Month shall be determined by reducing the Royalty Payment Base for such Licensed Stablecoin and Applicable Month, but not below zero, by [*] of the Applicable Month’s Cost of Capital Requirement (as defined in, and determined as set forth in, the Collaboration Agreement) for such Licensed Stablecoin and Applicable Month. Any portion of the Cost of Capital Requirement that is in excess of the Royalty Payment Base will be deemed an “Applicable Shortfall Amount”;
(b) The “Gross Royalty Payment Base” used in calculating the Royalty for the license granted to the Licensed Marks applicable to a given Licensed Stablecoin during each Applicable Month shall be determined by reducing the Initial Royalty Payment Base for such Licensed Stablecoin and Applicable Month, but not below zero, by the Total Shortfall Amount, if any. Any portion of the Total Shortfall Amount that is in excess of the Initial Royalty Payment Base will carry forward to the following Applicable Month;
(c) The “Net Royalty Payment Base” used in calculating the Royalty for the license granted to the Licensed Marks applicable to a given Licensed Stablecoin during each Applicable Month shall be determined by reducing the Gross Royalty Payment Base, if any, but not below zero, by the Retention for the relevant Applicable Month;
(d) The “Residual Royalty Payment Base” used in calculating the Royalty for the license granted to the Licensed Marks applicable to a given Licensed Stablecoin during each Applicable Month shall be determined by reducing the Net Royalty Payment Base, if any, but not below zero, by the Party Product Economic Amounts for such Applicable Month payable or retained in accordance with the provisions of Section 1.4 of this Schedule 1;
(e) The Royalty for the license granted to the Licensed Marks applicable to a given Licensed Stablecoin during each Applicable Month shall include the portion of any Residual Royalty Payment Base calculated in accordance with Section 1.5 of this Schedule 1.
For the sake of clarity, except as expressly set forth above, the calculation of the Initial Royalty Payment Base, Gross Royalty Payment Base, Net Royalty Payment Base, Residual Royalty Payment Base and the determination of the amounts included in the Royalty for each Licensed Stablecoin and each Applicable Month shall be determined in accordance with the foregoing provisions, regardless of any shortfalls in the Royalty Payment Base in prior Applicable Months. In no event will Coinbase be obligated to pay any amount of the Cost of Capital Requirement out-of-pocket to Circle.
1.2.Calculations; Payments.
(a) No later than the tenth (10th) day of the calendar month following each Applicable Month (or otherwise as soon as practicable thereafter, but in no event later than the 20th day of such calendar month), the Parties will exchange the following information for such Applicable Month:
(i) Circle shall provide information detailing the amount of the Daily Circulation, Capital Reserves, Cost of Capital Requirement, Retention and Reserves Base for all Licensed Stablecoins for which it is an issuer, for each day of the preceding Applicable Month and accompanying information as agreed upon by the Parties once Capital Reserves (as defined in the Collaboration Agreement) with respect to any such Licensed Stablecoin are defined and required by Applicable Law, and for purposes of measuring and providing information detailing the amount of the Reserves Base on any given calendar day where such term is used in this Schedule 1, the portion of the Reserves Base backing (1) any blockchain-related activity will be measured as of 11:59 pm UTC on such
[Schedule 1 to Intellectual Property License Agreement]

calendar day, and (2) any non-blockchain-related activity will be measured as of immediately prior to the close of business at the banking institution at which such Reserves Base is held on the Business Day immediately preceding such calendar day;
(ii) Circle shall provide information detailing the amount of the Total Shortfall Amount for all Licensed Stablecoins as of the last day of the preceding Applicable Month;
(ii) Circle shall provide information detailing the amount of such Applicable Month’s Royalty Payment Base, broken down by Licensed Stablecoin for all Licensed Stablecoins;
(iii) Each Party shall provide information detailing their amount of Party Product Stablecoins for each Licensed Stablecoin for each day in such Applicable Month, which amounts shall be self-reported by each Party using the data sources set forth on Exhibit 3 to the Collaboration Agreement, unless otherwise mutually agreed by the Parties in writing.
(iv) Based on the information exchanged by the Parties, Circle will calculate the Royalty owed by it under this Agreement with respect to each Licensed Stablecoin and notify Coinbase of the same. Coinbase will issue one (1) invoice to Circle reflecting such amounts for all Licensed Stablecoins by the fifteenth (15th) day of the following calendar month (or, if all information required pursuant to Section 1.2(a) of this Schedule 1 has not been provided by the tenth (10th) day of such calendar month, within five (5) days following receipt of all required information), which invoice will separately state the Royalty owed on a Licensed Stablecoin-by-Licensed Stablecoin basis, and in the corresponding fiat currency for each such Licensed Stablecoin. For the sake of clarity, failure to deliver an invoice by such date shall not constitute a breach of this Agreement or a waiver of a right to receive payment.
(b) Circle will remit payment of amounts invoiced based on the information exchanged by the Parties in accordance with Section 1.2(b) to Coinbase in the Licensed Stablecoin to the wallet designated in writing by Coinbase no later than the last calendar day of the calendar month in which an invoice is delivered, without deduction for any disputed amounts which the Parties agree will be subject to the dispute provisions in Section 1.4(c) of this Schedule 1. By way of example only, the Royalty based on January inputs and invoiced in February will be paid by the last calendar day in February.
(d) All calculations made with respect to Royalties shall be made in accordance with the procedures described on Exhibit 3 to the Collaboration Agreement (as may be updated from time to time by mutual written agreement of the Parties), and the Parties intend that Exhibit 3 to the Collaboration Agreement control over the text of this Agreement in the event of any conflict.
1.3.Retention.
(a) Circle will retain an amount (the “Retention”) from the Gross Royalty Payment Base for each Licensed Stablecoin for each Applicable Month in accordance with Section 1.1(c) of this Schedule 1.
(i) The Retention for USDC will be calculated as follows:

USDC Circulation	Rate
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

[Schedule 1 to Intellectual Property License Agreement]

(ii) The Retention all Licensed Stablecoins other than USDC will be calculated as follows:

Other Licensed Stablecoin Circulation	Rate
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

(b) The Retention will be calculated for each calendar day using a marginal rate approach based on the Daily Circulation for the relevant Licensed Stablecoin (by way of example only, for a particular day, if the Daily Circulation for USDC is [*], the first [*] will be multiplied by [*] divided by 365, and the next [*] will be multiplied by [*] divided by 365), and the sum of the resulting amounts for such day will be the Retention for such day. For the avoidance of doubt, if the Gross Royalty Payment Base for any Licensed Stablecoin in any Applicable Month is not sufficient to fund the full Retention for such Applicable Month, the shortfall with respect to the Retention shall not accrue, and Circle shall not be entitled to carry forward to the next Applicable Month such shortfall nor add such shortfall for such Applicable Month to the Retention for the next Applicable Month. In no event shall Coinbase be required to pay any Retention out-of-pocket to Circle.
1.4.Party Product Economics.
(a) Subject to Section 2, Coinbase shall be entitled to be paid its Party Product Economics Amount for each Applicable Month as part of the Royalty for each Licensed Stablecoin, calculated by adding together Coinbase’s Daily Party Product Economics Amount for each day in such Applicable Month. Each Party’s “Daily Party Product Economics Amount” for a given Licensed Stablecoin and for a given day is calculated by multiplying the Daily Payment Base for such Licensed Stablecoin by such Party’s Party Product Percentage for such Licensed Stablecoin for that day. Each Party’s “Party Product Percentage” for any Licensed Stablecoin for a given day shall be equal to such Party’s Party Product Stablecoins for that day, divided by the Daily Circulation for such Licensed Stablecoin for such day. By way of example only, if the Daily Circulation for USDC in a given day is equal to [*], Coinbase has [*] of Party Product Stablecoins in USDC and Circle has [*] Party Product Stablecoins in USDC, the Royalty payment due to Coinbase for such day will include a Daily Party Product Economics Amount for such day equal to [*] of that day’s Daily Payment Base [*] divided by [*]), and Circle’s Daily Party Product Economics Amount for such day would be equal to [*] of that day’s Daily Payment Base [*] divided by [*]) for such day, in each case subject to adjustment as set forth in the following sentence if the amount remaining in the Net Royalty Payment Base is lower than the sum of the Parties’ respective Party Product Economics Amounts. For the avoidance of doubt, if the sum of the Parties’ respective Party Product Economics Amounts exceeds the Net Royalty Payment Base for any Applicable Month, each Party’s Party Product Economics amount will be adjusted such that the Royalty due to Coinbase will reflect Coinbase’s pro rata share of the Net Royalty Payment Base based on each Party’s Party Product Percentage. By way of example only, if the Net Royalty Payment Base equals [*], and Coinbase and Circle each have Party Product Economics Amounts of [*] and [*], respectively, the Royalty payment due to Coinbase for such day will include a Party Product Economics Amount adjusted to [*] [*] divided by [*], the sum of [*] and [*], equals approximately [*]), and Circle’s Daily Party Product Economics Amount for such day would be equal to [*] [*] divided by [*] equals approximately [*]). No Party Product Economics Amounts shall accrue to the following Applicable Month.
(b) Each of Circle and Coinbase will record data reasonably necessary to verify the types and quantities of their respective Party Product Stablecoins, and each Party shall, subject to compliance with Applicable Law, provide a report containing such data in the form set forth on the “Party Product Stablecoin Reconciliation” tabs of Exhibit 3 to the Collaboration Agreement, anonymized to protect client, customer or proprietary information, to the other Party with respect to each Licensed Stablecoin (the “Party Product Stablecoin Data”). Following the Effective Date, on the last calendar day of each of March and September of a given calendar year each Party shall direct
[Schedule 1 to Intellectual Property License Agreement]

Deloitte & Touche or a nationally recognized third party financial or certified accounting firm mutually agreeable to each Party (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Accountant”) to deliver, and shall use commercially reasonable efforts to cause the Accountant to deliver, to the other Party in connection with the Party Product Stablecoin Data an “agreed upon procedures letter” addressed to the other Party affirming the correct application of procedures by such Party in calculating the Party Product Stablecoins with respect to each Licensed Stablecoin, with such agreed upon procedures letter to cover the matters set forth on Exhibit 4 to the Collaboration Agreement. If any discrepancies are identified in such reports the Party that benefited from such discrepancy (i.e., Coinbase if the discrepancy resulted in an overpayment, and Circle if the discrepancy resulted in an underpayment) shall pay to the other Party the amount of such net overpayment within thirty (30) days following the exchange of such reports (or such discrepancy may be netted out of the Royalty payment to be paid in the next calendar month pursuant to Section 1.2(c) of this Schedule 1).
(c) If there is a disagreement on the calculation by either Party of the calculation of Party Product Stablecoins of the other Party, the Party challenging the calculation shall raise the dispute through the Dispute Escalation Procedure (as defined in the Collaboration Agreement) set forth in the Collaboration Agreement (excluding, for the avoidance of doubt, Sections 2.4(c) and 2.4(d) of the Collaboration Agreement) in pursuit of a true-up reimbursement with respect to the foregoing payment; provided, that any such dispute shall be deemed to have been waived by a Party that does not raise such dispute in writing within twelve (12) months of the Applicable Month that is the subject of such dispute. If any such dispute is not resolved through the Dispute Escalation Procedure as set forth in Sections 2.4(a) and 2.4(b) of the Collaboration Agreement, either Party’s Executive Lead Sponsor (as defined in the Collaboration Agreement) may, upon the expiration of the thirty (30) day period set forth in Section 2.4(b) of the Collaboration Agreement, elect to involve the Accountant, in which case:
(i) each Party shall make available to the Accountant its unredacted books and records which relate to such Party’s Party Product Stablecoins, and shall permit the Accountant to have free and full access thereto for the sole purpose of reviewing and confirming such Party’s Party Product Stablecoin calculations;
(ii) the determination of the Accountant shall guide the Executive Lead Sponsors in resolving such dispute, but shall not be binding on the Parties with respect to such dispute;
(iii) if the Parties mutually agree that an overpayment in the Royalty occurred with respect to any Licensed Stablecoin, then (A) Coinbase will promptly (but in any event within fifteen (15) days of such agreement) return the overpayment to Circle and (B) if such overpayment is greater than [*] of the amounts paid with respect to the relevant Licensed Stablecoin for the periods audited, then Coinbase shall (1) reimburse Circle for the reasonable and documented costs and expenses of such audit actually incurred by Circle (but in no event more than US[*] for any audit) and (2) reimburse Circle for any reasonable and documented out of pocket expenses required to collect the overpaid amount, including, but not limited to, reasonable attorneys’ fees and other professional fees incurred by Circle in connection therewith;
(iv) if the Parties mutually agree that an underpayment in the Royalty occurred with respect to any Licensed Stablecoin, then (A) Circle will promptly (but in any event within fifteen (15) days of such agreement) pay to Coinbase the amount of such underpayment and (B) if such underpayment is greater than [*] of the amounts paid with respect to the relevant Licensed Stablecoin for the periods audited, then Circle shall (1) reimburse Coinbase for the reasonable and documented costs and expenses of such audit actually incurred by Coinbase (but in no event more than US[*] for any audit) and (2) reimburse Coinbase for any reasonable and documented out of pocket expenses required to collect the overpaid amount, including, but not limited to, reasonable attorneys’ fees and other professional fees incurred by Coinbase in connection therewith; and
(v) notwithstanding anything herein to the contrary, if the Parties are unable to resolve the dispute via the Dispute Escalation Procedure, Sections 2.4(c) and 2.4(d) of the Collaboration Agreement shall apply with respect to such dispute.
1.5.Ecosystem Stablecoin Economics.
[Schedule 1 to Intellectual Property License Agreement]

(a) Subject to Section 2, [*] of the Residual Royalty Payment Base for each Licensed Stablecoin in each Applicable Month shall be included in the Royalty payment for such Licensed Stablecoin during such Applicable Month (the “Ecosystem Economics Amount”).
(b) The Parties agree they will collaborate in good faith to determine how to best grow issuances of Licensed Stablecoins other than Party Product Stablecoins (“Ecosystem Stablecoins”) and to discuss establishing terms for how non-Affiliate third parties (“Ecosystem Participants”) may participate in the interest or dividend income and realized gains or losses accrued in respect of the Reserves Base with respect to Licensed Stablecoins held in wallets that are managed or provided by such Ecosystem Participant. If the Parties agree to make any incentive payments to any Ecosystem Participant based on Licensed Stablecoins held in wallets managed or provided by such Ecosystem Participant, such arrangements will be documented (i) in an agreement between the Parties and such Ecosystem Participant, and (ii) in an amendment to this Schedule 1. Any payments to such Ecosystem Participant will reduce the Royalty Payment Base in calculating the Residual Royalty Payment Base for the relevant Licensed Stablecoin in the priority mutually agreed in writing by the Parties. For the avoidance of doubt, (1) the failure to reach an agreement regarding the amount of payments to be made to Ecosystem Participants will not be a basis for either Party to claim a breach of this Agreement and (2) subject to the restrictions set forth in 2 below, either Party may choose (in its sole discretion) to enter into bilateral agreements with Ecosystem Participants that do not impact the Royalty owed to Coinbase under this Agreement (as calculated in accordance with this Schedule 1).
2.Product and Reseller Thresholds.
2.1.Product Threshold.
(a) Following August 18, 2026 subject to Section 2.1(b) below, Circle may exclude Coinbase’s Party Product Economics Amount from the Royalty payment calculations with respect to any Licensed Stablecoin by written notice to Coinbase (a “Product Threshold Exclusion Notice”) if Coinbase (i) has failed to meet the Product Threshold (as defined in the Collaboration Agreement) with respect to such Licensed Stablecoin and does not cure such failure within sixty (60) days of receiving notice thereof, or (ii) has failed to meet the Product Threshold with respect to such Licensed Stablecoin more than three (3) times during any rolling twelve (12) month period and received notice of each such failure and was given an opportunity to cure each such failure in accordance with clause (i), in each case of (i) and (ii), unless such failure is solely caused by a Force Majeure Event (as defined in the Collaboration Agreement), or by technological downtime or system outages (for the sake of clarity, where such downtime or outage was outside of Coinbase’s reasonable control, or, if such downtime or outage was intentional, solely to the extent such downtime or outage is for routine or emergency maintenance or for the purpose of system upgrades). For the sake of clarity, exclusion of the Party Product Economics Amount will not affect the remainder of the calculations of the Royalty (including Coinbase’s right to receive its Ecosystem Economics Amount).
(b) Coinbase shall remain entitled to receive the Party Product Economics Amount pursuant to this Schedule 1 for such Licensed Stablecoin following delivery of a Product Threshold Exclusion Notice for the lesser of (x) twelve (12) months following the Product Threshold Exclusion Notice and (y) if the Party Product Economics Amount was re-started for the relevant Licensed Stablecoin pursuant to the prior delivery of a Product Threshold Re-Entry Notice, the number of days between the prior Product Threshold Re-Entry Notice and the current Product Threshold Exclusion Notice for such Licensed Stablecoin.
(c) If, within five (5) years following a Product Threshold Exclusion Notice for an Licensed Stablecoin (the “Product Threshold Cure Period”), Coinbase satisfies the Product Threshold with respect to such Licensed Stablecoin (and reasonably believes in good faith that it can continue to do so on an ongoing basis), Coinbase may issue a notice of re-entry to Circle (the “Product Threshold Re-Entry Notice”), in which case the Royalty shall include Coinbase’s Party Product Economics Amount, effective from the date the validly issued Product Threshold Re-Entry Notice was received by Circle and thereafter on a going-forward basis in accordance with the terms of this Agreement. If Coinbase does not deliver a Product Threshold Re-Entry Notice during the Product Threshold Cure Period with respect to the relevant Licensed Stablecoin, Coinbase shall have no further right to receive its Party Product Economics Amount with respect to such Licensed Stablecoin. The Product Threshold Cure Period is a cumulative cure period and does not reset for each Product Threshold Exclusion Notice. Accordingly, following
[Schedule 1 to Intellectual Property License Agreement]

each Product Threshold Re-Entry Notice, the Product Threshold Cure Period for subsequent Product Threshold Exclusion Notices will be reduced by the period of time between the date of the Product Threshold Exclusion Notice for which such Product Threshold Re-Entry Notice was delivered, and the date of such Product Threshold Re-Entry Notice.
(d) Circle shall not, during the Product Threshold Cure Period, enter into a distribution or other form of collaboration agreement with one or more other Ecosystem Participants, solely with respect to the relevant Licensed Stablecoin, without the written consent (which consent, if requested after the end of the Ecosystem Participant Restriction Period shall not be unreasonably withheld, conditioned or delayed) of Coinbase; provided, that if a Product Threshold Re-Entry Notice is validly issued pursuant to clause (ii) above, (x) Coinbase shall be entitled to its Party Product Economics Amount without any deduction for payments to any such Ecosystem Participant(s), and (y) such Ecosystem Participant(s) shall not be entitled to more than [*] of the Net Royalty Payment Base with respect to such Licensed Stablecoin after distribution of the Issuer Retention (i.e., no less than [*] of the Net Royalty Payment Base shall remain available after taking into account the participation of all such Ecosystem Participants in the aggregate with respect to such Licensed Stablecoin).
2.2.Reseller Threshold.
(a) Following August 18, 2026 subject to Section 2.2(b) below, Circle may elect to exclude Coinbase’s Ecosystem Economics Amount from the Royalty with respect to any Licensed Stablecoin by written notice to Coinbase (a “Reseller Threshold Exclusion Notice”) if Coinbase: (i) has failed to meet the Reseller Threshold (as defined in the Collaboration Agreement) with respect to such Licensed Stablecoin and does not cure such failure within ninety (90) days of receiving notice thereof, or (ii) has failed to meet the Reseller Threshold with respect to such Licensed Stablecoin more than three (3) times during any rolling twelve (12) month period and received notice of each such failure and was given an opportunity to cure each such failure in accordance with clause (i), in each case of (i) and (ii), unless such failure is solely caused by a Force Majeure Event, or by technological downtime or system outages (for the sake of clarity, where such downtime or outage was outside of Coinbase’s reasonable control, or, if such downtime or outage was intentional, solely to the extent such downtime or outage is for routine or emergency maintenance or for the purpose of system upgrades). For the sake of clarity, exclusion of the Ecosystem Economics Amount will not affect the remainder of the calculations of the Royalty (including Coinbase’s right to receive its Party Product Economics Amount).
(b) Coinbase shall remain entitled to receive the Ecosystem Economics Amount pursuant to this Schedule 1 for such Licensed Stablecoin following the delivery of a Reseller Threshold Exclusion Notice for the lesser of (x) twelve (12) months following the Reseller Threshold Exclusion Notice and (y) if the Ecosystem Economics Amount was re-started for the relevant Licensed Stablecoin pursuant to the prior delivery of a Reseller Threshold Re-Entry Notice, twelve (12) months less the number of days between delivery of the prior Reseller the number of days between the prior Reseller Threshold Re-Entry Notice and the current Reseller Threshold Exclusion Notice for such Licensed Stablecoin.
(c) If, within five (5) years following such Reseller Threshold Exclusion Notice (the “Reseller Threshold Cure Period”), Coinbase satisfies the Reseller Threshold with respect to such Licensed Stablecoin (and reasonably believes in good faith that it can continue to do so on an ongoing basis), Coinbase may issue a notice of re-entry to Circle (the “Reseller Threshold Re-Entry Notice”), in which case the Royalty shall include Coinbase’s Ecosystem Economics Amount, effective from the date the validly issued Reseller Threshold Re-Entry Notice was received by Circle and thereafter on a going forward basis in accordance with the terms of this Agreement. If Circle does not deliver a Reseller Threshold Re-Entry Notice during the Reseller Threshold Cure Period with respect to the relevant Licensed Stablecoin, Circle shall have no further right to receive its Ecosystem Economics Amount with respect to such Licensed Stablecoin. The Reseller Threshold Cure Period is a cumulative cure period and does not reset for each Reseller Threshold Exclusion Notice. Accordingly, following each Reseller Threshold Re-Entry Notice, the Reseller Threshold Cure Period for subsequent Reseller Threshold Exclusion Notices will be reduced by the period of time between the date of the Reseller Threshold Exclusion Notice for which such Reseller Threshold Re-Entry Notice was delivered, and the date of such Reseller Threshold Re-Entry Notice.
[Schedule 1 to Intellectual Property License Agreement]

(d) Circle shall not, during the Reseller Threshold Cure Period, enter into a distribution or other form of collaboration agreement with another Ecosystem Participant, with respect to the relevant Licensed Stablecoin, without the written consent (which consent, if requested after the end of the Ecosystem Participant Restriction Period, shall not be unreasonably withheld, conditioned or delayed) of Coinbase; provided, that if a Reseller Threshold Re-Entry Notice is validly issued pursuant to clause (ii) above, (x) Coinbase shall be entitled to its Ecosystem Economics Amount without any deduction for payments to any such Ecosystem Participant(s), and (y) such Ecosystem Participant(s) shall not be entitled to more than [*] of the Net Payment Base with respect to such Licensed Stablecoin after distribution of the Retention (i.e., no less than [*] of the Net Payment Base shall remain available after taking into account the participation of all such Ecosystem Participants in the aggregate with respect to such Licensed Stablecoin).
2.3.Deemed Meeting of Thresholds. Notwithstanding anything in this Agreement to the contrary, except where Circle terminates or suspends performance under the Master Services Agreement pursuant to Sections 10(d)(ii), (iii)(2), (iv) or (v) of the Master Services Agreement, Coinbase shall be deemed to have met the Product Threshold and the Reseller Threshold during any period in which Circle and its Affiliates are not providing any service pursuant to the Master Services Agreement.
2.4.Disputes Regarding Threshold Criteria. If there is a dispute regarding whether Coinbase has met the Product Threshold or the Reseller Threshold with respect to any Licensed Stablecoin, such dispute shall be resolved in accordance with the Dispute Escalation Procedure.
2.5.Calculation of Time Periods. For the sake of clarity, if a Product Threshold Cure Period or a Reseller Threshold Cure Period has begun prior to the Effective Date pursuant to the Collaboration Agreement with respect to any Licensed Stablecoin, such Product Threshold Cure Period or Reseller Threshold Cure Period, as applicable, shall not be deemed to restart for purposes of this Agreement.
2.6.Transfer of Licensed Marks. If both the Product Threshold Cure Period and the Reseller Cure Period with respect to a Licensed Stablecoin have expired and Coinbase has not delivered either a Product Threshold Re-Entry Notice or a Reseller Threshold Re-Entry Notice during such periods, then the Parties will cooperate in good faith to transfer any Licensed Marks associated with that Licensed Stablecoin back to Circle, this Agreement will cease to be in effect with respect to such Licensed Marks, and the IP License Agreement (as defined in the Collaboration Agreement) hereof will come back into force with respect to such Licensed Marks, and the Parties will collaborate in good faith to make any additional changes or execute any additional documents that are necessary to effect the foregoing.
3.Definitions. Capitalized terms used but not defined in this Schedule 1 shall have the meanings set forth in the Agreement. Unless expressly stated otherwise, as used in this Schedule 1, the following terms have the following meanings:
3.1.“Active Address” means, with respect to a given Party and a given calendar day, a blockchain address from which at least one On-Chain Transaction has been initiated and at least one Active Client Event has occurred in a self-custody wallet provided by such Party or its Affiliates (with respect to Coinbase, and by way of example only, Coinbase Wallet). Such blockchain address shall remain an Active Address for such Party until such calendar day as an On-Chain Transaction is initiated from such address and an Active Client Event did not occur in a self-custody wallet provided by such Party or its Affiliates. Notwithstanding the foregoing, if an On-Chain Transaction is initiated from a blockchain address and Active Client Events occurred in self-custody wallets from both Parties (or their Affiliates) on the same calendar day, such address shall not constitute an Active Address for either Party on such calendar day and will continue to not be an Active Address for either Party until such calendar day as at least one On-Chain Transaction is initiated from such address and at least one Active Client Event has occurred in a self-custody wallet provided by one Party or its Affiliates and no Active Client Events have occurred in a self-custody wallet provided by the other Party or its Affiliates. For the sake of clarity, the list of Active Addresses as of the Effective Date may include blockchain addresses from which at least one On-Chain Transaction has been initiated and at least one Active Client Event has occurred in a self-custody wallet provided by such Party or its Affiliates on a calendar day prior to the Effective Date.
[Schedule 1 to Intellectual Property License Agreement]

3.2.“Active Client Event” means, with respect to a self-custody wallet provided by a Party or its Affiliates, any transaction initiated from such wallet that results in the generation of blockchain network fees (whether characterized as protocol fees, gas or otherwise).
3.3.“Applicable Month” means each calendar month during the Term; provided that if the Effective Date is not the first calendar day of a given calendar month, the first Applicable Month shall begin on the Effective Date and end on the last day of the calendar month in which the Effective Date occurs, and the last Applicable Month shall end on the last day of the Term subject to the survival periods set forth herein.
3.4.“Daily Circulation” means, with respect to any Licensed Stablecoin and a given calendar day, the total amount of Licensed Stablecoins of such type in circulation, as calculated by Circle at 11:59 pm UTC with respect to such day in accordance with the procedures described on Exhibit 1 to the Collaboration Agreement (as may be updated from time to time by mutual written agreement of the Parties).
3.5.“Daily Payment Base” means, with respect to any Licensed Stablecoin and any calendar day in a given Applicable Month, the total interest or dividend income and realized gains or losses accrued on such day in respect of the Reserves Base and Capital Reserves on such calendar day, less the total documented portfolio management fees (such as asset management and custody fees, but for the avoidance of doubt, not Circle’s or its Affiliates’ internal or overhead costs) charged by non-Affiliated third parties in connection with the management of the Reserves Base and Capital Reserves during the Applicable Month divided by the number of days in such Applicable Month.
3.6.“Included Balance” for a given calendar day means, with respect to a Licensed Stablecoin and an applicable Active Address, the number of such Licensed Stablecoins held at such Active Address, calculated as of 11:59 pm UTC on such calendar day.
3.7.“Licensed Stablecoin” means each Applicable Stablecoin (as defined in the Collaboration Agreement) for which Circle is the Issuer Party.
3.8.“On-Chain Transaction” means a transaction in Licensed Stablecoins initiated through a self-custody wallet and that has been verified to the blockchain by miners or validators.
3.9.“Party Product Economics Amount” means, for any Licensed Stablecoin, with respect to either Party and any Applicable Month, the sum of such Party’s Daily Party Product Economics Amounts for such Licensed Stablecoin for each day in such Applicable Month.
3.10.“Party Product Stablecoins” means with respect to either Party, any Licensed Stablecoin and a given calendar day in an Applicable Month: (i) Licensed Stablecoins of such type held in such Party’s fully custodial products and services (with respect to Coinbase, and by way of example only, Coinbase Retail, Coinbase Prime, Coinbase Exchange and Coinbase Custody, and with respect to Circle, and by way of example only, Circle accounts), (ii) Licensed Stablecoins of such type held in such Party’s managed wallet services (with respect to Coinbase, and by way of example only, web3 wallet in the Coinbase Retail app, Coinbase Wallet-as-a-Service and Coinbase Prime Web3 Wallet, and with respect to Circle, and by way of example only, Cybavo Vaults, Circle Custody, Cybavo Wallet SDK, Cybavo Vault X, Cybavo Cashflow manager, and Programmable Wallets), which, for the avoidance of doubt, shall not include such Licensed Stablecoins locked in protocol Smart Contracts and (iii) the Included Balance of Licensed Stablecoins of such type held at Active Addresses with respect to such Party, in each case of (i) through (iii), at 11:59pm UTC on such calendar day. With respect to each enumerated example of the Party’s respective products set forth in the parentheticals of clauses (i) and (ii) of the preceding sentence, such references refer to such products in their respective iterations as of the date of this Agreement.
3.11.“Reserves Base” means the total reserves held for the benefit of holders of any Licensed Stablecoin, which reserves back the total amount of then-issued and outstanding Licensed Stablecoins of such type in circulation on a one-to-one basis at all times.
[Schedule 1 to Intellectual Property License Agreement]

3.12.“Royalty Payment Base” means, with respect to any Licensed Stablecoin and any Applicable Month, the sum of the Daily Payment Base for such Licensed Stablecoin for each calendar day in such Applicable Month.
3.13.“Total Shortfall Amount” means, with respect to a given Licensed Stablecoin and an Applicable Month, the sum of: (a) the carried forward portion of the prior Applicable Month’s Total Shortfall Amount (as described in Section 1.1(b) of this Schedule 1, if any, (b) the Applicable Shortfall Amount for that Applicable Month, and (c) interest accrued on (a) and (b) at an annual rate equal to the WACC (as defined in the Collaboration Agreement), calculated daily and compounded annually.
[Schedule 1 to Intellectual Property License Agreement]

Exhibit 3
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[Exhibit 3 to Collaboration Agreement]

Exhibit 4

[*]

[Exhibit 4 to Collaboration Agreement]